Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CAVIUM, INC.,

QUASAR ACQUISITION CORP.,

and

QLOGIC CORPORATION

June 15, 2016

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2016 (this “Agreement”), by and among QLogic Corporation, a Delaware corporation (the “Company”), Cavium, Inc., a Delaware corporation (“Parent”), and Quasar Acquisition Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Sub”).

RECITALS

WHEREAS, the boards of directors of Parent, Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, it is proposed that, upon the terms and subject to the conditions set forth herein, Sub make a tender offer to purchase each of the issued and outstanding shares of Company Common Stock (as defined herein) (other than shares of Company Common Stock to be cancelled in accordance with Section 4.1(b)) for (i) $11.00 in cash, without interest (such amount, or any greater cash amount per Company Share paid pursuant to the Offer, the “Cash Consideration”) and (ii) 0.098 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock per share of such Company Common Stock, net to the holder thereof (the “Share Consideration” and together with the Cash Consideration, the “Merger Consideration”) on the terms and subject to the conditions of this Agreement and the Offer (such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer” );

WHEREAS, Parent, Sub and the Company acknowledge and agree that as soon as practicable following the Acceptance Time, Sub will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the DGCL (as defined herein);

WHEREAS, the board of directors of the Company has: (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms hereof, resolved and agreed to recommend that holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the board of directors of each of Parent and Sub has (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Sub, respectively, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“401(k) Plan” has the meaning set forth in Section 7.4(f).

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Sub or any controlled Affiliate thereof relating to, in a single transaction or a series of related transactions, other than in the transactions contemplated by this Agreement, any (i) purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing fifteen percent (15%) or more of the issued and outstanding Company Common Stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving the Company, (ii) purchase or other acquisition, directly or indirectly, of fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (iii) the issuance by the Company of securities representing fifteen (15%) or more of any class of its outstanding voting securities or (iv) a liquidation, dissolution or other winding up of the Company or, to the extent representing fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, one or more Subsidiaries of the Company.

“Action” means litigation, suit, claim, charge, action, hearing, proceeding, arbitration or mediation.

“Additional Offer Period” has the meaning set forth in Section 2.1(d).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Financing” has the meaning set forth in Section 7.13(c).

“Antitrust Laws” has the meaning set forth in Section 7.7(a).

“Benefit Plans” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, consulting, severance, change of control, retention or similar plan, agreement, arrangement or policy, and (c) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance, retention, or change in control benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, other than any such benefits or arrangements required to be provided, maintained or contributed to under applicable Law.

“Board Recommendation” has the meaning set forth in Section 5.22.

“Book Entry Shares” means outstanding non-certificated Company Common Stock represented by book-entry shares.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in the Recitals.

“Certificate of Merger” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.1(a).

“Change of Recommendation” has the meaning set forth in Section 7.3(d).

“Cleanup” means any actions, activities or other measures required or necessary pursuant to Environmental Law to investigate, clean up, remove, treat, remediate, correct, abate, mitigate, or monitor any Hazardous Materials in any manner.

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Arrangements” has the meaning set forth in Section 5.9(g).

“Company Balance Sheet” has the meaning set forth in Section 5.6.

“Company Balance Sheet Date” means April 3, 2016.

“Company Common Stock” means the Common Stock, $0.001 par value, of the Company.

“Company Compensation Committee” has the meaning set forth in Section 5.9(g).

“Company Credit Agreement” means the Credit Agreement dated as of March 20, 2013, by and among the Company, the lenders from time to time party thereto, and JP Morgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plan” means the Company’s 2005 Performance Incentive Plan, as amended and restated effective July 10, 2014.

“Company Financial Advisor” has the meaning set forth in Section 5.20.

“Company Financial Statements” has the meaning set forth in Section 5.5(b).

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include or take into account any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or in applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement, or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, or (viii) any decrease or decline in the market price or trading volume of the Company Common Stock or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which the Company operates.

“Company Performance Restricted Stock Unit” means a performance-based restricted stock unit issued pursuant to the Company Equity Plan that remains unvested and subject to performance-based vesting criteria as of immediately prior to the Effective Time (before giving effect to any performance determination required under the terms of the award in connection with the Effective Time).

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Products” means the products (including software) and services developed (including products for which development is ongoing), designed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by the Company or any of its Subsidiaries.

“Company Real Property” has the meaning set forth in Section 5.14(b).

“Company Related Party” means the Company, its Subsidiaries and its Affiliates and its and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Company Restricted Stock Unit” means a restricted stock unit issued pursuant to the Company Equity Plan that remains outstanding as of immediately prior to the Effective Time (other than Company Performance Restricted Stock Units).

“Company SEC Reports” has the meaning set forth in Section 5.5(a).

“Company Stock Option” means an option to purchase Company Common Stock granted pursuant to the Company Equity Plan.

“Confidentiality Agreement” means that certain mutual confidentiality agreement dated as of April 19, 2016, by and between the Company and Parent.

“Consideration Fund” has the meaning set forth in Section 4.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement and all other legally binding arrangements, whether oral or written.

“Converted Parent Option” has the meaning set forth in Section 4.4(a).

“Converted PRSUs” has the meaning set forth in Section 4.4(f).

“Converted RSUs” has the meaning set forth in Section 4.4(d).

“Covered Securityholders” has the meaning set forth in Section 5.9(g).

“Debt Commitment Letter” has the meaning set forth in Section 6.12.

“Debt Financing” has the meaning set forth in Section 6.12.

“Debt Financing Agreements” has the meaning set forth in Section 7.13(b).

“D&O Indemnitee” has the meaning set forth in Section 7.6(a).

“D&O Insurance” has the meaning set forth in Section 7.6(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Document” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement.

“Dissenting Shares” has the meaning set forth in Section 4.3.

“Effective Time” has the meaning set forth in Section 3.2.

“Employees” has the meaning set forth in Section 7.4(a).

“Employee Representative Body” has the meaning set for in Section 5.16(a)

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, proceeding, demand, abatement order or any other order or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence or release of any Hazardous Materials into the environment or at any location (whether or not owned or operated by the Company, now or in the past), or exposure to, any Hazardous Materials, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution, or the protection of human health and safety, in respect of exposure to Hazardous Materials, or the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including (a) Laws relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, recycling, release, transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases, and (b) Laws relating to, governing or requiring Permits for the importation, use, distribution and disposal of any materials, chemicals, equipment and substances within any member state of the European Union (or signatory thereto), including, without limitation, the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, as amended (RoHS), and the Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on Waste Electrical and Electronic Equipment, as amended (WEEE), and Directive 2006/121/EC of the European Parliament and of the Council of 18 December 2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, as amended (REACH), each as amended.

“Equity Conversion Ratio” means the sum of (i) the Exchange Ratio and (ii) the quotient obtained by dividing (x) the Cash Consideration by (y) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“ESPP” means the Company’s 1998 Employee Stock Purchase Plan, as amended and restated effective May 28, 2015.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning set forth in the Recitals.

“Expiration Date” has the meaning set forth in Section 2.1(c).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing Cooperation Indemnity” has the meaning set forth in Section 7.14(b).

“Financing Information” means (A) audited consolidated balance sheets and related statements of operations, income and cash flows and shareholders’ equity of the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income, operations and cash flows of the Company for each subsequent fiscal quarter ended at least forty five (45) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), and (C) all other customary financial information with respect to the financial condition, projections and prospects of the Company (that is reasonably available to or readily obtainable by the Company) as may be reasonably requested by Parent or its Financing Sources that is required to produce the financial statements and information identified in paragraph (v) of Annex II of the Debt Commitment Letter or otherwise required to be delivered in order to satisfy a condition precedent relating to financial information of the Company and its Subsidiaries to the funding of the Debt Financing under the Debt Commitment Letter (it being understood and agreed that the foregoing provisions of this definition shall not obligate the Company to prepare or provide (1) any pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections (provided that the Company will reasonably cooperate and assist Parent in its preparation of such materials), (2) risk factors relating to all or any component of the Debt Financing or any Alternative Debt Financing, (3) separate financial statements in respect of the Company’s Subsidiaries, or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K, or any other information customarily excluded from an offering memorandum for a Rule 144A offering involving high yield debt securities).

“Financing Indemnitees” has the meaning set forth in Section 7.14(b).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (but excluding Parent and Sub), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Foreign Antitrust Approvals” has the meaning set forth in Section 7.7(a).

“Foreign Benefit Plan” means any Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any Service Provider residing or working outside the United States.

“GAAP” has the meaning set forth in Section 5.5(b).

“Governmental Entity” has the meaning set forth in Section 5.4.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment, and including, without limitation, any substance that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Intellectual Property” means all intellectual property rights throughout the world, including (i) patents and patent applications, including any provisionals, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions and reissues of the foregoing, (ii) trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names, and applications and registrations for the foregoing, (iii) copyrights (including any applications, registrations and renewals for the foregoing) and proprietary rights in software, (iv) rights in semiconductor mask works, (v) trade secrets, including in know-how, technical documentation, specifications, software code, designs, plans, and financial information, (vi) rights in databases, data and data collections, and (vi) any similar or equivalent rights to any of the foregoing.

“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of the Company (other than any event, fact or development or occurrence resulting from a material breach of this Agreement by the Company) that was not known to, or reasonably foreseeable by, the board of directors of the Company as of the date hereof and becomes known to the board of directors of the Company after the date hereof and prior to the Acceptance Time; provided that in no event shall any event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following give rise to an Intervening Event: (i) the receipt of any Acquisition Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of Company Common Stock on Nasdaq or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IRS” means the U.S. Internal Revenue Service or successors thereto.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach of this Agreement.

“Knowledge” means, as of the date of determination, (i) with respect to the Company, the knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule, after reasonable inquiry, and (ii) with respect to Parent, the knowledge of Syed Ali, Arthur Chadwick and Vincent Pangrazio, after reasonable inquiry.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 5.14(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance in respect of such property or asset, but does not include, with respect to Owned Intellectual Property (i) non-exclusive licenses or (ii) covenants not to assert that, in each of the case of the foregoing (i) and (ii), are not and would not be binding on the Intellectual Property of Parent or any of its Affiliates upon consummation by the Company of the transactions contemplated hereby. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date on which the Company shall have delivered to Parent the Financing Information and throughout and at the end of which all of the Tender Offer Conditions are satisfied (except (x) the Minimum Condition, subject to the satisfaction of the Minimum Condition as of the last day of such period, and (y) those other conditions that by their terms are to be satisfied at or immediately prior to the Acceptance Time, but subject to such conditions being able to be satisfied); provided that (i) if the Marketing Period has not been completed on or prior to August 19, 2016, then the Marketing Period shall not commence prior to September 5, 2016 and (ii) for the purposes of such fifteen (15) consecutive Business Day period, July 1, 2016 shall not be deemed a Business Day; provided, further, that in no event shall the fifteen (15) consecutive Business Days period be restarted or cease to continue if additional or updated financial information is required to be delivered pursuant to clauses (A) or (B) of the definition of “Financing Information” after the start of the Marketing Period so long as such additional or updated financial information is delivered in accordance with the definition thereof; provided, however, the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Parent by the Financing Sources are made available to Parent to complete the transactions contemplated hereby. If the Company shall in good faith reasonably believe that it has provided the Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Financing Information on the date such notice is received by the Parent unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within three Business Days after the receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered).

“Material Company License-In Agreements” has the meaning set forth in Section 5.12(b).

“Material Company License-Out Agreements” has the meaning set forth in Section 5.12(c).

“Material Contract” has the meaning set forth in Section 5.8(a).

“Maximum Amount” has the meaning set forth in Section 7.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Section 2.1(b).

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Common Stock or Parent Common Stock, as applicable, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock or Parent Common Stock, as applicable, is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“New Debt Commitment Letter” has the meaning set forth in Section 7.13(d).

“New Purchase Date” has the meaning set forth in Section 7.8.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-the-Shelf Software” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $25,000 for a perpetual license for a single user or workstation (or $100,000 in the aggregate for all users and workstations).

“Offer” has the meaning set forth in the Recitals.

“Offer Commencement Date” has the meaning set forth in Section 2.1(a).

“Offer Documents” has the meaning set forth in Section 2.1(g).

“Offering Period” has the meaning set forth in Section 7.8.

“Open Source Material” means any software that is distributed as “free software”, “open source software” (a) under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or substantially similar licenses, or (b) is distributed subject to a requirement that, as a condition of the modification, distribution or other use of such software, the licensee of such software grants, or purports to grant, to any third party, rights or immunities under Intellectual Property owned by such licensee in any derivative works on the same terms and conditions as for such software, including that , as a condition of the modification, distribution or other use of such software, that any software incorporated into, derived from or distributed with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge or minimal charge, in each case to any third parties.

“Owned Intellectual Property” has the meaning set forth in Section 5.12(a).

“Owned Real Property” has the meaning set forth in Section 5.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Parent Material Adverse Effect” shall not include or take into account any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Parent and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of

Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or in applicable Law, (vi) the taking of any action by Parent or any Subsidiary of Parent to the extent the taking of such action is expressly required by this Agreement, or the failure by the Parent or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, or (viii) any decrease or decline in the market price or trading volume of the Parent Common Stock or any failure by Parent to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred unless otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Parent operates.

“Parent Measurement Price” means the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent SEC Reports” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2013, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and amendments thereto.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent’s common stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent’s common stock is then traded.

“Partnership” means any partnership, joint venture or similar entity in connection with which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.

“Paying and Exchange Agent” has the meaning set forth in Section 4.2(a).

“Permits” has the meaning set forth in Section 5.17.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (c) Liens reflected in the Company Balance Sheet, as applicable, (d) with respect to any Company Real Property, Liens of record or imposed or promulgated by operation of applicable Law with respect to real property and improvements, including, zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity which in each case are not violated by the current use or occupancy of the real property or the operation of the business of the Company and its Subsidiaries as presently conducted,(e) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on non-material items in the course of collection or in favor of a banking or other financing institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry but not related to indebtedness; and (f) Liens that do not materially detract from the value or materially interfere with any present or intended use or other exploitation of such property or assets.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.

“Preliminary Prospectus” has the meaning set forth in Section 2.1(g).

“Qualifying Transaction” shall have the meaning assigned to the term “Acquisition Proposal,” except that all references therein to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”.

“Real Property Lease” has the meaning set forth in Section 5.14(b).

“Registration Statement” has the meaning set forth in Section 2.1(g).

“Representatives” has the meaning set forth in Section 7.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(d).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 4.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.

“Share Consideration” has the meaning set forth in the Recitals.

“Share Consideration Value” means the product of the Exchange Ratio and the Parent Measurement Price.

“Significant Customer” has the meaning set forth in Section 5.19(a).

“Significant Supplier” has the meaning set forth in Section 5.19(b).

“Standard Outbound License” means a written Contract between the Company or any of its Subsidiaries and a third party pursuant to which the Company or any of its Subsidiaries grants to customers, distributors, OEMs or end users a non-exclusive license or covenant not to assert Intellectual Property in connection with the sale of the products of the Company or its Subsidiaries in the ordinary course, which Contract does not materially differ in substance from the Company’s and its Subsidiaries’ standard form agreements, copies of which have been made available to Parent.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that the Company’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any required financing, termination or break-up fees, and conditions to consummation) and the likelihood and timing of consummation (as compared to the transactions contemplated hereby), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated hereby, after giving effect to any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Tax Incentive” has the meaning set forth in Section 5.13(l).

“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments, schedules or attachments to any of the foregoing, and including, for the avoidance of doubt, FinCen Form 114.

“Taxes” means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, escheat, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tender Offer Conditions” has the meaning set forth in Section 2.1(b).

“Termination Date” has the meaning set forth in Section 9.1(b)(i).

“Total Cash Consideration” means, with respect to each vested Company Stock Option, the product of (a) the Cash Consideration and (b) the number of shares of Company Common Stock subject to such vested Company Stock Option immediately prior to the Effective Time.

“Total Cash Exercise Price” means, with respect to each vested Company Stock Option, the aggregate exercise price of such vested Company Stock Option, multiplied by a fraction, the numerator of which is the Cash Consideration and the denominator of which is the sum of (a) the Cash Consideration and (b) the Share Consideration Value.

“Total Share Consideration” means, with respect to each vested Company Stock Option, the product of (a) the Share Consideration Value and (b) the number of shares of Company Common Stock subject to such vested Company Stock Option immediately prior to the Effective Time.

“Total Share Exercise Price” means, with respect to each vested Company Stock Option, the aggregate exercise price of such vested Company Stock Option reduced by the Total Cash Exercise Price.

“Underwater Option” means, with respect to each Company Stock Option, each Company Stock Option (whether vested or unvested) with an exercise price equal to or greater than the sum of (a) the Cash Consideration and (b) the Share Consideration Value.

“United States” and “U.S.” mean the United States of America.

“Vested Option Consideration” means (a) an amount of cash equal to the positive difference, if any, between the Total Cash Consideration, less the Total Cash Exercise Price, and (b) a number of shares of Parent Common Stock equal to the positive difference, if any, between the Total Share Consideration less the Total Share Exercise Price, divided (ii) by the Parent Measurement Price, in each case as determined hereunder with respect to the particular vested Company Stock Option.

“WARN Act” has the meaning set forth in Section 5.16(g).

Section 1.2 Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, clauses, exhibits and schedules are to the articles, sections, clauses and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available in that certain virtual data room established by the Company, for the purposes of the transactions contemplated by this Agreement no later than 5:00 p.m. (New York City time) on the date which is one day prior to the date of this Agreement.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Provided, that this Agreement shall not have been terminated in accordance with its terms and provided that none of the events set forth in clause (v)(a) of Annex A shall have occurred and subject to no Law having been enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company or any Subsidiary or Affiliate thereof having such effect, Sub shall (and Parent shall cause Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable, and in any event within twenty (20) Business Days, after the date hereof (the date of such commencement, the “Offer Commencement Date”). Following such launch, each of Parent and Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof.

(b) The obligation of Sub to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall only be subject to the satisfaction or waiver pursuant to the terms hereof of (x) the condition (the “Minimum Condition”) that at least that number of shares of Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Offer (other than shares of Company Common Stock tendered by guaranteed delivery that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer), when added to any shares of Company Common Stock already owned by Sub, if any, equals a majority of the then outstanding shares of Company Common Stock, and (y) the other conditions set forth in Annex A hereto (the conditions described in clauses (x) and (y) are collectively referred to as the “Tender Offer Conditions”). Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition which may not be amended or waived or the conditions set forth in clauses (ii), (iii), (iv) or (v)(a) of Annex A which may not be amended or waived without the Company’s prior written consent), to in good faith increase the price per share of Company Common Stock payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Merger Consideration (except as provided in Section 2.1(h)), changes the form of consideration payable in the Offer, adds to the conditions to the Offer, decreases the number of shares of Company Common Stock sought to be purchased in the Offer, extends the Offer other than in a manner pursuant to and in accordance with the terms of this Section 2.1 or modifies, amends or supplements any Tender Offer Condition in any manner that broadens such conditions or is adverse to the holders of shares of Company Common Stock.

(c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section 2.1 or as required by applicable Laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the earliest time and date that the Offer, as so extended, may expire).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 9.1,

(i) Sub shall extend the Offer for any period required by any Law or any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer; and

(ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more successive extension periods of up to ten (10) Business Days each (each such extension period, an “Additional Offer Period”); provided, however, that Sub shall not be required to extend the Offer pursuant to this clause (ii) on more than two (2) occasions if all Tender Offer Conditions other than the Minimum Condition are satisfied on the date on which the Offer is scheduled to expire, but the Minimum Condition is not satisfied, but may, in its sole and absolute discretion, elect to do so;

(iii) if, on the scheduled Expiration Date, each Tender Offer Condition has been satisfied, or waived by Parent or Sub if permitted hereunder, and the Marketing Period has not then ended, then Sub shall have the right in its sole discretion to extend the Offer to the Business Day immediately following the end of the Marketing Period or to such later date as may be required by the applicable rules, regulations, interpretations or positions of the SEC or its staff; and

(iv) if, immediately prior to the scheduled Expiration Date, each Tender Offer Condition has been satisfied, or waived by Parent or Sub if permitted hereunder, and the proceeds of the Debt Financing (or Alternative Debt Financing) are not available to Parent and Sub, in an amount sufficient (in combination with all funds held by or otherwise available to Parent and Sub, including the cash on hand of the Company) to consummate the transactions contemplated by this Agreement, then Sub shall have the right to, and, if requested by the Company, Sub shall, extend the Offer for no more than two (2) periods of up to ten (10) Business Days each (the length of such period to be determined by Parent, but in any event no later than five (5) Business Days prior to the Termination Date);

provided, however, that notwithstanding the foregoing clauses (i) – (iv) of this Section 2.1(d), in no event shall Sub be required to extend the Offer beyond the Termination Date (as the Termination Date may be extended pursuant to Section 9.1(b)(i)); provided, further, that in no event shall Sub be permitted to extend the Offer beyond the Termination Date (as the Termination Date may be extended pursuant to Section 9.1(b)(i)) without the prior consent of the Company; provided further, that the foregoing clauses (i) – (iv) of this Section 2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1.

(e) In the event that this Agreement is validly terminated pursuant to Section 9.1, Sub shall (and Parent shall cause Sub to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

(f) The Merger Consideration shall, subject to applicable withholding of Taxes, be net to the applicable seller, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement, Sub or Parent on Sub’s behalf shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn promptly following the expiration of the Offer; provided, however, that without the prior written consent of the Company, Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The time at which Sub first accepts for payment the shares of Company Common Stock tendered in the Offer is referred to as the “Acceptance Time.” If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Sub that such Taxes either have been paid or are not applicable. The Company shall register (and shall instruct its transfer agent to register) in the name of Sub the shares of Company Common Stock accepted for payment by Sub immediately after the Acceptance Time.

(g) As soon as reasonably practicable, and in any event within twenty (20) Business Days, after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S–4 to register the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d—4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement and other customary ancillary documents with respect to the Offer (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Sub shall use reasonable best efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer

Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent, Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by applicable Law, each of Parent, Sub and the Company shall use reasonable best efforts to (1) correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect, and (2) take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(g). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

(h) If, between the date of this Agreement and the Acceptance Time, any change in the number of issued or outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock) with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change to provide Parent and the holders of Company Common Stock (including Company Stock Options exercisable for Company Common Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(h) shall be construed to permit the Company, Parent or Sub to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(i) No fraction of a share of Parent Common Stock will be issued in connection with the Offer, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall in lieu of such fractional share, be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: such fraction, multiplied by the Parent Measurement Price.

(j) Unless this Agreement is terminated pursuant to Section 9.1, Sub shall not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 9.1, Sub shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Sub shall promptly return, or cause any depositary acting on behalf of Sub to return, all tendered shares of Company Common Stock to the tendering stockholders.

Section 2.2 Company Action.

(a) The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement. The Company hereby further consents to the inclusion in the Offer Documents of such approval and Board Recommendation, unless the Company shall have withdrawn or modified such Board Recommendation as provided in Section 7.3(e) or Section 7.3(f). The Company shall not withdraw or modify such Board Recommendation in any manner adverse to Sub or Parent except as provided in Section 7.3(e) or Section 7.3(f).

(b) Promptly following the filing of the Schedule TO by Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.3(e) or Section 7.3(f), the Board Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC. The Company shall promptly mail the Schedule 14D-9 to the holders of shares of Company Common Stock together with the Offer Documents and shall use its reasonable best efforts to cause the Offer Documents to be disseminated in all material respects as required by applicable federal securities laws. The Company shall also include a notice, in compliance with Section 251(h) and Section 262 of the DGCL and reasonably satisfactory to Parent, of appraisal rights in connection with the Merger under the DGCL. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, Parent and Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case in all material respects as required by applicable federal securities laws. Parent or Sub shall promptly furnish to the Company all information concerning Parent and Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. Unless the Company’s board of directors has effected a Change of Recommendation, the Company shall give Parent, Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, unless the Company’s board of directors has effected a Change of Recommendation, the Company agrees to (i) provide Parent, Sub and their counsel in writing with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Parent, Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) provide Parent, Sub and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.

(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Sub mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent or Sub may reasonably request. Subject to the requirements of Law, including applicable stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated hereby. If the Offer is terminated or if this Agreement shall be terminated, Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.

ARTICLE III

THE MERGER

Section 3.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving company and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. The Merger shall be effected under Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL. The parties hereto agree to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

Section 3.2 Effective Time. Subject to the terms of this Agreement, the parties shall prior to the Closing Date, prepare, and on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the parties hereto, the “Effective Time”).

Section 3.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., New York City Time, on a date to be mutually agreed by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing actually occurs is the “Closing Date”)

Section 3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such by-laws.

Section 3.6 Directors and Officers of the Surviving Corporation. The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE IV

CONVERSION OF SHARES

Section 4.1 Conversion of Shares.

(a) At the Effective Time, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock to be cancelled pursuant to Section 4.1(b) and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration. At the Effective Time, the holders of Book Entry Shares and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Company Common Stock (the

“Certificates”) shall cease to have any rights with respect thereto other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 4.2, the Merger Consideration, without any interest thereon, for each such share of the Company Common Stock, or with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

(b) All shares of Company Common Stock that are owned by the Company as treasury shares and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 4.2(g), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Parent Measurement Price.

Section 4.2 Surrender and Payment.

(a) At or prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Paying and Exchange Agent”) that is reasonably acceptable to the Company to act, among other things, as paying agent and exchange agent for the Merger and to deliver the Merger Consideration to former stockholders of the Company. The Company and Parent shall enter into a Paying and Exchange Agent agreement with the Paying and Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Paying and Exchange Agent consistent with the terms of this Agreement. Promptly after the Effective Time on the Closing Date, Parent shall deposit (or cause to be deposited) with the Paying and Exchange Agent, for the account and benefit of the former holders of Company Common Stock, the aggregate Cash Consideration payable and the aggregate number of shares of Parent Common Stock issuable pursuant to this Article IV, in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying and Exchange Agent in accordance with this Agreement (such cash and Parent Common Stock shall be referred to in this Agreement as the “Consideration Fund”). In addition, Parent shall make available as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 4.1(d) and any dividends or distributions which holders of Company Common Stock may be entitled pursuant to Section 4.2(h). In the event the

Consideration Fund shall be insufficient to pay the Merger Consideration (including with respect to Company Common Stock held by stockholders who did not exercise, or who shall have effectively withdrawn or lost, their rights to appraisal of such Company Common Stock under the DGCL), Parent shall promptly deliver, or cause to be delivered, additional funds and shares of Parent Common Stock to the Paying and Exchange Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Paying and Exchange Agent to mail to each stockholder whose shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Paying and Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Paying and Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Paying and Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article IV, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration, any cash paid in lieu of the issuance of any fractional shares or dividends or distributions payable with respect to Share Consideration. If any Merger Consideration is to be paid to a Person other than the stockholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying and Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the stockholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying and Exchange Agent that such Tax has been paid or is not applicable.

(c) The cash in the Consideration Fund shall be invested by the Paying and Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of Parent and shall be paid as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying and Exchange Agent from promptly making the payments required by this Article IV, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Paying and Exchange Agent for the benefit of the Company’s stockholders at the Effective Time in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying and Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article IV, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company stockholders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Corporation for no consideration. Any Company stockholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article IV with respect to such Certificates or Book Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying and Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred, respectively, prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of Parent or the Surviving Corporation, and any stockholder of such Certificate or Book Entry Share who has not theretofore complied with this Article IV with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Parent and the Paying and Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying and Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article IV.

(h) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 4.1(d) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to Parent Common Stock represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or Book Entry Shares, the Paying and Exchange Agent shall deliver to the holders thereof, without interest (i) promptly after such surrender, the Cash Consideration payable and the Share Consideration payable in exchange therefor, in each case pursuant to Section 4.1(a), along with payment in lieu of fractional shares pursuant to Section 4.1(d) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such Parent Common Stock.

Section 4.3 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1, but rather the holders of Dissenting Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 4.1. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. To the extent permitted by applicable Law, Parent shall have the opportunity to participate in and control any and all negotiations and proceedings with respect to such demands. Neither the Company nor Parent shall, without the prior written consent of the other party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or agree to do any of the foregoing.

Section 4.4 Treatment of Company Stock Options; Company Restricted Stock Units; and Company Performance Restricted Stock Units.

(a) At the Effective Time, each outstanding and unvested Company Stock Option (other than any such unvested Company Stock Option that is an Underwater Option), shall, without any further action on the part of any holder thereof, be assumed by Parent and converted into an option to purchase, on the same terms and conditions as were applicable under such Company Stock Option, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Equity Conversion Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the per-share exercise price for the Company Common Stock subject to such Company Stock Option, by (2) the Equity Conversion Ratio (each, as so adjusted, a “Converted Parent Option”).

(b) The Converted Parent Options shall have the same vesting schedule and other terms and conditions as such Company Stock Options; provided, that Parent shall convert Company Stock Options into Converted Parent Options in such a manner as to ensure that the Converted Parent Options are not subject to Section 409A of the Code as a result of the assumption and conversion; provided, that all references to the “Company” in the Company Equity Plan and award agreements will be references to Parent. For the avoidance of doubt, the Converted Parent Options will be subject to accelerated vesting pursuant to any change in control agreement in effect on the date hereof between the Company and the holder of the applicable Company Stock Option that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of the Company (for which purposes this transaction shall constitute a change of control).

(c) At the Effective Time, each outstanding and vested Company Stock Option with an exercise price less than the sum of (a) the Cash Consideration and (b) the Share Consideration Value (including those Company Stock Options that become vested by their terms immediately prior to or as of the Effective Time) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive Vested Option Consideration (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld, which withholding shall first be applied against the cash portion of the Vested Option Consideration). Following the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable for shares of Company Common Stock and shall entitle the holder of such Company Stock Option only to the payment, if any, described in this Section 4.4(c), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time. For the avoidance of doubt, at the Effective Time, each outstanding Company Stock Option that is an Underwater Option shall, without any further action on the part of any holder thereof, be cancelled, and the holder thereof shall receive no payment on account thereof.

(d) At the Effective Time, by virtue of the Merger, the unvested Company Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into that number of Parent restricted stock units of Parent Common Stock (“Converted RSUs”) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Units and (B) the Equity Conversion Ratio. Any Converted RSUs issued pursuant to this Section 4.4(d) shall be subject to the same terms and conditions as were applicable under such Company Restricted Stock Units; provided, that all references to the “Company” in the Company Equity Plan and award agreements will be references to Parent. For the avoidance of doubt, the Converted RSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on the date hereof between the Company and the holder of the applicable Company Restricted Stock Unit that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of the Company (for which purposes this transaction shall constitute a change of control).

(e) At the Effective Time, each outstanding and vested Company Restricted Stock Unit (including those Company Restricted Stock Units that become vested by their terms immediately prior to or as of the Effective Time) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld, which withholding shall first be applied against the cash portion of the consideration paid in respect of a vested Company Restricted Stock Unit) (i) an amount in cash equal to the product of (A) the Cash Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (ii) a number of shares of Parent Common Stock equal to the product of the (A) Share Consideration and (B) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit. Following the Effective Time, any such cancelled Company Restricted Stock Unit shall entitle the holder of such Company Restricted Stock Unit only to the payment described in this Section 4.4(c), which shall be made by the Surviving Corporation within ten (10) Business Days after the Effective Time; provided, that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(f) At the Effective Time, by virtue of the Merger, the unvested Company Performance Restricted Stock Units outstanding immediately prior to the Effective Time shall be assumed and converted into that number of restricted stock units of Parent Common Stock, rounded down to the nearest whole share (“Converted PRSUs”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Performance Restricted Stock Units, with such number determined as of the last trading day prior to the Closing Date based on achievement as of such date of the performance vesting terms applicable to such Company Performance Restricted Stock Units with respect of the performance period applicable to such Company Performance Restricted Stock Units and (y) the Equity Conversion Ratio. Any Converted PRSUs issued pursuant to this Section 4.4(f) shall vest based on the vesting date set forth in the award agreement applicable to the Company Performance Restricted Stock Units, subject only to the continued service of the grantee with the Surviving Corporation, Parent or an Affiliate through the applicable vesting date but shall not be subject to any performance-based vesting terms following the Effective Time, and shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such Company Performance Restricted Stock Units (after giving effect to and including any applicable change of control or other accelerated vesting provisions, for which purposes this transaction shall constitute a change of control); provided, that all references to the “Company” in the Company Equity Plan and award agreements will be references to Parent. Each Converted PRSU that vests after the Effective Time shall be settled in shares of Parent Common Stock; provided, that in the event that Parent shall reasonably determine at any time prior to the Effective Time that it would not be permitted to consummate the Merger or the other transactions contemplated hereby without the prior approval of Parent’s stockholders under applicable Laws or the rules of Nasdaq, Parent shall have the power to provide that any such Converted PRSU that vests after the Effective Time shall be settled by a cash payment equal to the value of a share of Parent Common Stock at the time of such settlement. For the avoidance of doubt, the Converted PRSUs will be subject to accelerated vesting pursuant to any change in control agreement in effect on the date hereof between the Company and the holder of the applicable Company Performance Restricted Stock Unit that provides for accelerated vesting of the holder’s outstanding equity awards upon a termination of the holder’s employment in connection with or following a change in control of the Company (for which purposes this transaction shall constitute a change of control).

(g) Prior to the Effective Time, the parties shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 4.4; provided, that no action taken shall be required to be irrevocable until immediately prior to the Effective Time. The parties shall, to the extent necessary to minimize the tax impact of the provisions set forth in this Section 4.4, cooperate in good faith prior to the Effective Time to develop a mechanism with respect to Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 4.5 Withholding Rights. The Paying and Exchange Agent, Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Company SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, or (b) in the Company Disclosure Schedule (subject to Section 10.4), the Company represents and warrants to Parent and Sub as follows:

Section 5.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 5.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, as of the date of this Agreement. Each Subsidiary of the Company (i) has been duly organized and is validly existing, in good standing under the Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(c) The Company has made available to Parent (i) accurate and complete copies of the certificate of incorporation and by-laws (or equivalent constituent documents), including all amendments thereto through the date hereof, of the Company and its Subsidiaries, and (ii) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and board of directors (or to the extent applicable, any committee thereof) of the Company and its Subsidiaries, since December 31, 2013 through the date hereof. The minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (or to the extent applicable, any committee thereof) of Company made available to Parent were complete and redacted only with respect to discussions of the transaction contemplated hereby or other similar strategic transactions, and not with respect to other matters. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the certificate of incorporation or by-laws (or equivalent constituent documents), including all amendments thereto, of such entity.

Section 5.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the close of business on June 14, 2016, there were issued and outstanding (i) 83,811,802 shares of Company Common Stock (with 135,118,123 shares of Company Common Stock held by the Company in treasury), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 4,615,746 shares of Company Common Stock (of which options to purchase an aggregate of 4,582,267 shares of Company Common Stock were exercisable), (iv) Company Restricted Stock Units in respect of 3,278,701 shares of Company Common Stock, and (v) Company Performance Restricted Stock Units in respect of 632,836 shares of Company Common Stock (assuming achievement of the target level of performance at the end of the applicable performance period), and (vii) no shares of Company Common Stock held by any Subsidiary of the Company. Since the close of business on June 14, 2016, no shares of Company Common Stock, shares of Company Preferred Stock, Company Stock Options, Company Restricted Stock Units or Company Performance Restricted Stock Units have been issued or granted except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options, or the vesting of Company Restricted Stock Units or Company Performance Restricted Stock Units, in each case outstanding on June 14, 2016 or issued or granted after June 14, 2016 in accordance with the requirements of this Agreement, and in accordance with their terms. All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, all shares of the Company’s capital stock subject to issuance, upon issuance on terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights. As of the date of this Agreement, other than pursuant to the Company Equity Plan, or the ESPP, there are no existing (i) options, restricted stock units, shares of restricted stock, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest (or securities convertible or exchangeable into such capital stock or equity interest) in, the Company or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Company Common Stock, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock or equity interests of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) All of the outstanding capital stock or equivalent equity interests of each of the Company’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all material Liens, pledges, security interests or other encumbrances.

(c) No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security, or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with the Company or any other Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(d) Neither the Company nor any of its Subsidiaries owns any interest or investments (whether equity or debt), or any interest or investment convertible into or exchangeable for any such interest or investment, in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(e) Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to the Company or any of its Subsidiaries).

(f) Section 5.2(f) of the Company Disclosure Schedule accurately sets forth with respect to each award of Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units that was outstanding on June 14, 2016: (i) the name and domicile address of the holder of such award; (ii) the extent to which such award is vested or unvested; (iii) the number of shares of Company Common Stock issuable upon the exercise or vesting of such award; (iv) the date on which such award was granted and the term of such award, if applicable; (v) the vesting schedule (including any provisions relating to accelerated vesting) and vesting commencement date for such award; (vi) the exercise price per share of Company Common Stock purchasable under such award, as applicable; and (vii) whether any Company Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Each grant of Company Stock Options was validly issued and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable law and no such grants involved any “back dating” or similar practices with respect to the effect date of grant. No Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such Company Stock Option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option or rights. All grants of Company Restricted Stock Units, and Company Performance Restricted Stock Units were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including the Nasdaq Rules, and with the rules of any other applicable stock exchanges.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose, or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

Section 5.3 Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) contravene or conflict with or result in a violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.4(iv)(A)-(C), require any consent by any Person under, contravene or conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, under any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the HSR Act and other Antitrust Laws, (B) Nasdaq Rules and listing standards, and (C) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality (a “Governmental Entity”), except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 5.5 SEC Reports; Company Financial Statements.

(a) The Company has filed or furnished, as applicable, all registration statements, reports, forms, certifications, proxy statements and other documents required to be filed or furnished, as applicable, with the SEC by the Company since December 31, 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, and including any amendments thereto, the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment made prior to the date hereof, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in amount).

(c) Since December 31, 2013, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(f) Since the enactment of the Sarbanes-Oxley Act, the Company has not made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since the date of the most recent consolidated balance sheet of the Company included in the Company SEC Reports, incurred any liabilities or obligations of any nature (whether absolute, contingent, accrued, contingent, fixed or otherwise), except for (a) liabilities or obligations reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016 or in the notes thereto (the “Company Balance Sheet”), (b) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated or permitted by this Agreement, (d) liabilities owed by one wholly owned Company Subsidiary to another wholly owned Company Subsidiary or liabilities owed by the Company to any wholly owned Company Subsidiary, (e) liabilities and obligations that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, take as a whole, or (f) liabilities or obligations listed on Section 5.6 of the Company Disclosure Schedule.

Section 5.7 Absence of Certain Changes. Since April 3, 2016 through the date hereof, (i) there has not occurred any event, circumstance, change, occurrence, development or effect that has had, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 7.1(b), if taken after the date hereof.

Section 5.8 Material Contracts.

(a) As of the date of this Agreement, the Company and its Subsidiaries are not a party to or bound by any Contract (excluding the Benefit Plans listed on Section 5.9(a) of the Company Disclosure Schedule):

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that is or creates a Partnership with any other Person that is material to the Company and its Subsidiaries, taken as a whole, or that relates to the formation, operation, management or control of any such Partnership;

(iii) that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases) in excess of $500,000 (other than agreements between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary), (B) materially restricts the Company’s ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or (D) is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes;

(iv) that is a Contract (other than this Agreement) for the acquisition of any corporation, partnership or limited liability company or business, or sale of any of its Subsidiaries or businesses, in each case, after the date hereof, in each case with a fair market value or purchase price (including assumption of debt) in excess of $500,000 (other than (x) in the ordinary course of business or (y) intercompany agreements);

(v) that is a Contract providing for the outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any products, technology or services of the Company or any of its Subsidiaries under which the Company and its Subsidiaries have made or received payments in excess of $750,000 in the fiscal year ended March 29, 2015, or April 3, 2016, or that would otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(vi) that is a dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products (A) with a third party that was one of the Company’s top twenty (20) customers by revenue in the fiscal year ended March 29, 2015, or April 3, 2016 or (B) under which the Company and its Subsidiaries made or received payments in excess of $750,000 in the fiscal year ended March 29, 2015, or April 3, 2016;

(vii) with respect to the acquisition or disposition of any corporation, partnership, limited liability company or business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (and was entered into after March 1, 2005), or (B) any “earn-out” or similar contingent payment obligations in excess of $500,000 (other than any Contract that provides solely for the acquisition of inventory, raw materials or equipment in the ordinary course);

(viii) that contains a right of first refusal, first offer, or first negotiation, or a call or put right, with respect to any asset that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(ix) that prohibits or restricts the payment of dividends or distributions in respect of the Company’s shares or capital stock;

(x) that is a purchase or sale agreement with any Significant Customer or Significant Supplier under which the Company and its Subsidiaries have made or received payments in excess of $500,000 in the fiscal year ended March 29, 2015, or April 3, 2016;

(xi) under which (A) any person (other than the Company or any of its Subsidiaries) is guaranteeing any liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has “take-or-pay” obligations;

(xii) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors or officers or stockholders who own five percent (5%) or more of the Company Common Stock;

(xiii) providing for the creation or imposition of any Lien, other than a Permitted Lien, with respect to any assets (including Intellectual Property or other intangible assets) that would reasonably be expected to be material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole;

(xiv) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity which (A) materially restricts or imposes material obligations upon the Company or its Subsidiaries, or (B) disrupts the business of the Company and its Subsidiaries as currently conducted in any material respect, or (y) which would require the Company or any of its Subsidiaries to make aggregate payments of more than $250,000 after the date of this Agreement; or

(xv) with any Governmental Entity, or for the purpose of fulfilling a Contract or order from any Governmental Entity as the ultimate customer, that would reasonably be expected to be material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

Each such Contract described in clauses (i)-(xiv) or Section 5.8(c), together with each Material Company License-In Agreement and Material Company License-Out Agreement, is referred to herein as a “Material Contract”.

(b) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company or its Subsidiaries, on the one hand, and, to the Knowledge of the Company, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract, and (iv) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice, or otherwise has Knowledge, (A) that any other party to any Material Contract intends to terminate or request material changes in any Material Contract, or (B) of any material dispute related to any Material Contract.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (A) to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or (B) to acquire any material product or other material asset or service from any other Person; (ii) grants exclusive rights to license, market, sell or deliver any Company Product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party.

Section 5.9 Employee Benefit Plans; ERISA.

(a) Section 5.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Benefit Plans and separately identifies each material Foreign Benefit Plan. With respect to each material Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies), including forms of equity award agreements (and any award agreement that materially deviates from the form) and all amendments thereto, (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) the most recent annual report, including annual reports on Form 5500 (including all schedules thereto), (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, advisory, or opinion letter received from the IRS, and (v) the most recent actuarial reports and financial statements, and (vi) all material correspondence to or from a Governmental Entity with respect to any Benefit Plan.

(b) With respect to each Benefit Plan, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each Benefit Plan is and has been in material compliance with applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms, and (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted with respect to any Benefit Plan. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination, advisory, or opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification. Except as would not be material, no Benefit Plan (including any Company Stock Option, Company Restricted Stock Unit or Company Performance Restricted Stock Unit, in each case whether currently outstanding or previously exercised or settled) is, has been or would be, as applicable, subject to any tax penalty or interest under Section 409A of the Code

(c) Neither the Company nor any Subsidiary or ERISA Affiliate of the Company (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA, (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or a plan described in Section 413(c) of the Code, or (iii) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan. No Benefit Plan subject to ERISA holds securities issued by the Company or any of its current ERISA Affiliates.

(d) Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Law, insured death or disability benefits, or benefits in the nature of severance pay pursuant to one or more severance arrangements listed on Section 5.9(a) of the Company Disclosure Schedule).

(e) Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event that would not in and of itself trigger such payment or benefit) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its Subsidiaries to any Service Provider, or (iv) result in the forgiveness of any indebtedness, trigger any funding obligation, or limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans. Without limiting the generality of the foregoing, no amount payable to any Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Benefit Plan or other compensation arrangement would be nondeductible under

Sections 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate any Service Provider for any excise taxes incurred by such Service Provider, including under Sections 409A and 4999 of the Code.

(f) In all material respects, (i) each Foreign Benefit Plan and related trust, if any, complies with and has been administered in material compliance with its terms and the Laws of the applicable foreign country, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, and (iii) each Foreign Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment, and (iv) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Company Balance Sheet.

(g) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company Subsidiaries or pursuant to other arrangements with the Company and the Company Subsidiaries, including the Plans, to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). All such amounts payable under the Company Arrangements (i) have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) were not, and are not, calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Company Arrangement has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d–10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the board of directors of the Company, the compensation committee of the board of directors of the Company (the “Company Compensation Committee”) or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken on or after December 31, 2013 and prior to the date of this Agreement has been made available to Parent prior to the execution of this Agreement.

Section 5.10 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no action, claim, suit or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, (ii) there are no investigations by any Governmental Entity pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree.

Section 5.11 Compliance with Law.

(a) The Company and its Subsidiaries (i) are and have at all times since December 31, 2013 been in compliance with all applicable Laws, and (ii) since December 31, 2013, have not received any written notice from any Governmental Entity alleging, or to the Knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of or under investigation in connection with any applicable Law, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries are and have at all times since December 31, 2013, been in material compliance in all material respects with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions. Without limiting the foregoing, there are no pending or, to the Knowledge of the Company, threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or licenses or other approvals.

(c) Since December 31, 2013, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent, director, officer, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

(i) made, offered, authorized or agreed to make, offer or authorize any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business;

(ii) made, offered, authorized or agreed to make, offer or authorize any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made, offered, authorized or agreed to make, offer or authorize any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 5.12 Intellectual Property.

(a) To the Knowledge of the Company, (i) the Company and/or one or more of its Subsidiaries are the sole owners of each item of Intellectual Property owned (or purported to be owned) by the Company and/or one or more of its Subsidiaries (the “Owned Intellectual Property”), free and clear of any Lien (except for Permitted Liens), (ii) each item of Owned Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, (iii) no action, suit, proceedings, complaint or claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing during the six (6) years prior to the date of this Agreement that challenges the validity, enforceability, or the Company’s ownership of any item of Owned Intellectual Property, (iv) Section 5.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all registered Owned Intellectual Property and applications therefor (except for any registered Owned Intellectual Property that, as of the date hereof, is abandoned, lapsed, expired, terminated, canceled or withdrawn), each of which is subsisting and, to the Knowledge of the Company, valid and to the extent a registration has issued thereon, enforceable and (v) all fees currently due in the United States and, to the Knowledge of the Company, in any other jurisdiction, as of the signing date of this Agreement for maintaining any registered Owned Intellectual Property have been paid in full to the proper Governmental Entity, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(b) Each material agreement under which, as of the date of this Agreement, a third party licenses or provides to the Company or any of its Subsidiaries any material Intellectual Property, except for Open Source Materials and Off-the-Shelf Software, including such licenses to software (including as a service) that the Company and any of its Subsidiaries use in the ordinary course of business, (“Material Company License-In Agreements”) (i) is in full force and effect, and (ii) to the Knowledge of the Company, is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Section 5.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Company License-In Agreements.

(c) Each material agreement pursuant to which the Company or any of its Subsidiaries has granted a license to a third party with respect to material Intellectual Property that is owned by the Company or such Subsidiary, including such licenses to software (“Material Company License-Out Agreements”) (i) is in full force and effect, and (ii) to the Knowledge of the Company, is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Section 5.12(c) of the Company Disclosure Schedule contains a complete and accurate list of all Material Company License-Out Agreements other than Standard Outbound Licenses.

(d) The consummation of the transactions contemplated by this Agreement will neither violate nor directly result in the breach, modification, cancellation, termination or suspension of any of the Material Company License-In Agreements or Material

Company License-Out Agreements or require the consent of any third party to maintain or avoid the loss of rights under any Material Company License-In Agreements or Material Company License-Out Agreements. Neither this Agreement nor the transactions contemplated by this Agreement will result in (under any Contract under which Company or any of its Affiliates is a party) (i) any Person being granted rights or access to, or the placement in or release from escrow, of any source code of the Company or its Subsidiaries, (ii) Parent or the Surviving Corporation being obligated to grant to any third party any right in any Intellectual Property, (iii) Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or (iv) Parent or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Closing Date.

(e) To the Knowledge of the Company, no Person (including, any current or former employee or consultant of the Company or its Subsidiaries) is infringing, claiming ownership rights in, misappropriating or otherwise violating any of the Owned Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property owned by a third party, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. Section 5.12(f) of the Company Disclosure Schedule lists any written complaint, claim, notice or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any of its Subsidiaries during the six (6) years prior to the date of this Agreement alleging any such infringement, misappropriation or other violation and any written request or demand for indemnification or defense of an infringement claim received by the Company or any of its Subsidiaries during the six (6) years prior to the date of this Agreement from any reseller, distributor, customer or end user of a Company Product, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(g) There is no Intellectual Property that is owned by the Company or any of its Subsidiaries in which any third party has any exclusive right(s), except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(h) There are no royalties or similar other payments based on revenues (such as earn-outs) that are payable by the Company or any of its Subsidiaries to any third party (excluding, for the avoidance of doubt, salaries, benefits, employee invention and achievement award programs and any legally required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors) for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Intellectual Property of such third party used by the Company or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(i) The Company has maintained a process whereby each new employee of the Company or any of its Subsidiaries executes a written agreement expressly assigning to the Company or its Subsidiary all of such employee’s right, title and interest in any Intellectual Property created by such employee within the scope of his or her employment during the term of such employment. All employees of the Company and its Subsidiaries have executed written agreements expressly assigning to the Company or a Subsidiary all of such employee’s right, title and interest in any Intellectual Property created by such employees, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(j) The Company and its Subsidiaries take commercially reasonable actions to protect the confidentiality and security of trade secrets, confidential information, personally identifiable information and of its information technology systems and material proprietary data, and, to the Knowledge of the Company, there have been no violations or unauthorized access to the same, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(k) No source code that is Owned Intellectual Property and that is material to the business of the Company and its Subsidiaries, taken as a whole, has been disclosed, delivered or licensed by the Company or any of its Subsidiaries to a third party, and no obligation exists to disclose, deliver or license any such source code in the future, except to employees, consultants, independent contractors and agents of the Company or any of its Subsidiaries acting on the Company’s or any of its Subsidiaries’ behalf. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company has not used and is not using Open Source Materials in any manner that would, with respect to any Owned Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof or (iv) create obligations for the Company or any of its Subsidiaries with respect to any Owned Intellectual Property or grant to any third party any rights under any Owned Intellectual Property. With respect to any Open Source Materials that are being used by the Company or any of its Subsidiaries, the Company and its Subsidiaries are in material compliance with all applicable licenses with respect thereto.

(l) Neither the Company nor any of its Subsidiaries (i) is obligated to license or otherwise make available any Intellectual Property to any forum, consortium, patent pool, standards body or similar entity, (ii) has made any submission or contribution to, and is not subject to any Contract with, any forum, consortium, patent pool, standards body or other entity that would obligate the Company or any of its Subsidiaries to grant licenses or other rights to, or otherwise impair its control of, any Owned Intellectual Property, or (iii) has received a request in writing from any third party for any licenses or other rights to any Owned Intellectual Property in connection with the activities of or any participation in any forum, consortium, patent pool, standards body or similar entity, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization were used in the development of the Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property.

Section 5.13 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries ongoing or pending and neither the Company nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved prior to the date of this Agreement. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company and each of its Subsidiaries have withheld all material Taxes required to have been withheld, including from payments made to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the Company Balance Sheet.

(g) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries (A) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return, or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation (other than contracts entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes).

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) The U.S. federal income tax entity classification of each Subsidiary of the Company not organized within the United States is set forth on Section 5.13(j) of the Company Disclosure Schedule.

(k) The Company is not, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(l) The Company and each of its Subsidiaries (i) have made available to Parent true, correct and complete copies of all written agreements with any Governmental Entity relating to any material Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), as in effect as of the date hereof, and (ii) are in compliance in all material respects with all terms and conditions of any such Tax Incentive and (iii) the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m) No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(n) The Company and each of its Subsidiaries are in material compliance with all applicable Laws relating to transfer pricing, including (i) compliance with Section 482 of the Code or a similar provision of any applicable Law and (ii) the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(o) Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since December 31, 2015, other than in the ordinary course of business or in connection with any transaction contemplated by this Agreement.

Section 5.14 Real Property and Tangible Assets.

(a) With respect to any real property owned in fee simple by the Company or any of its Subsidiaries (together with all buildings, structures, improvements, and fixtures thereon, and appurtenances pertaining or belonging thereto, collectively, the “Owned

Real Property”): (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens; (ii) there are no outstanding options, rights of first offer or first negotiation, or rights of first refusal in favor of any other party to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein; (iii) to the extent in the possession of the Company, the Company has delivered or made available to Parent complete and accurate copies of all deeds, mortgages, surveys, licenses, title insurance policies, or equivalent documentation with respect to the Owned Real Property and other documents relating to or affecting title to the Owned Real Property; and (iv) all Owned Real Property (A) are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear, (B) have access to public roads or valid easements for such ingress and egress and (C) have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage, and other utilities, in each case as sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used by the Company or its applicable Subsidiaries. Section 5.14(a) of the Company Disclosure Schedule contains a complete list of the Owned Real Property.

(b) Except in each case as would not materially affect the business and operations of the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries (i) has valid leasehold title (as applicable) to each location occupied or otherwise used by the Company or any of its Subsidiaries as of the date of this Agreement (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Company Real Property”) pursuant to leases, subleases, licenses, occupancy or other similar agreements to which the Company or any of its Subsidiaries is a party (each, a “Real Property Lease”), and (ii) has good and marketable title or valid leasehold interest to the other tangible assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (x) for Permitted Liens, and (y) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Section 5.14(b) of the Company Disclosure Schedule contains a complete list of all Leased Real Property.

(c) Except as would not reasonably be expected to interfere in any material respects with the current use and operation of the applicable Leased Real Property by the Company or its Subsidiaries, (i) each Real Property Lease is valid, binding and in full force and effect, (ii) there is not under any Real Property Lease any existing default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and (iii) to the Knowledge of the Company, there is not any condition or event which, with notice or lapse of time, or both, would constitute a default under the provisions of such Real Property Lease. Neither the Company nor any of its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Real Property or any portion thereof or interest therein, and to the Knowledge of the Company, no such proceedings are threatened or proposed. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Real Property.

Section 5.15 Environmental.

(a) Except for such matters that have not resulted, and would not reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole, or otherwise require disclosure under the Securities Act:

(i) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of Permits required or necessary for their operations under Environmental Laws, and compliance with the terms and conditions thereof, and neither the Company nor any of its Subsidiaries has received any written (or, if oral, reasonably likely to result in a formal notice or proceeding) notice or communication alleging that any of them are not in such compliance, and, to the Knowledge of the Company, there are no circumstances reasonably likely to prevent or interfere with such compliance in the future;

(ii) There is no Environmental Claim pending or threatened against or affecting the Company or any Subsidiary that would reasonably be expected to result in liability to the Company or any of its Subsidiaries;

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Cleanup of any Hazardous Materials that could reasonably be expected to (A) form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or (B) otherwise result in any costs or liability to the Company or any of its Subsidiaries, or against any other Person for or to whom the Company or any of its Subsidiaries are responsible, under Environmental Law; and

(iv) Neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or operation of law, any obligation under any Environmental Law or concerning any Hazardous Materials that could reasonably be expected to result in liability to the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or any other Person, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(c) The Company has made available to Parent any and all written (including electronic) communications with or documentation from any Person regarding any alleged violation of Environmental Laws, and all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or its Subsidiaries regarding environmental matters relating to the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company and its

Subsidiaries with any Environmental Laws, except, in each case, those documents or communications that would not reasonably be considered material or currently relevant to the Company or any of its Subsidiaries, or any of their operations.

Section 5.16 Labor Matters.

(a) Except as set forth in Section 5.16(a) of the Company Disclosure Schedule, (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other contract or agreement with any labor or trade union, works council or other employee representative body (collectively, “Employee Representative Body”), (ii) to the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are represented by any Employee Representative Body in connection with employment by the Company or any of its subsidiaries, and (iii) to the Knowledge of the Company, there are no pending or threatened activities or proceedings of any Employee Representative Body to organize any employees of the Company or any of its Subsidiaries.

(b) There is no pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

(d) Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have complied with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings, affirmative action, immigration and collective bargaining, (ii) the Company and its Subsidiaries have not received notice of any pending or threatened charge or complaint with respect to or relating to them before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices or the enforcement of labor, employment, wages and hours of work, child labor, affirmative action, immigration, or occupational safety and health Laws, or notice of the intent of any such Governmental Entity to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, independent contractor or consultant or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) The Company has made available to Parent and Purchaser a true and complete list (as of the date shown thereon) of the Company employee identification numbers and current annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each of its Subsidiaries and, for employees located in the United States, each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, professional, or other nonexempt job position.

(f) Neither the Company nor any of its Subsidiaries is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an affirmative action plan.

(g) Within the last three years, neither the Company nor any Subsidiary of the Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act or similar foreign, state or local applicable Law (collectively, the “WARN Act”), issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act with respect to which any obligation remains unsatisfied.

(h) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in material violation of any term of any employment, consulting, nondisclosure or noncompetition agreement, fiduciary duty, restrictive covenant or other similar obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual, in each such instance, relating (A) to the right of such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(i) As of the date hereof, to the Knowledge of the Company, no current employee, consultant or independent contractor of the Company or any Company Subsidiary at the level of Vice President or above or making $300,000 or more in annual base compensation intends to terminate his or her employment, consulting, or independent contractor relationship.

(j) Neither the Company nor any of its Subsidiaries are delinquent in respect of any payments to any current or former employees, consultants or independent contractors for services or amounts required to be reimbursed or otherwise paid, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(k) The Company and its Subsidiaries are in compliance with all Laws relating to the confidentiality, security, use and treatment of employee information and personally identifiable data, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.17 Licenses and Permits. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and at all times since December 31, 2013, have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of the Company and its Subsidiaries, (ii) since December 31, 2013, neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 5.18 Insurance. The Company and its Subsidiaries are insured by insurers, believed by the Company to be financially responsible, against such losses and risks and in such amounts are customary in the business in which they are engaged. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) since December 21, 2013, no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof, and (iii) all premiums due thereon have been paid.

Section 5.19 Significant Suppliers and Customers.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer (including distributors) (i) who was one of the twenty (20) largest sources of revenues for the Company during the fiscal year ended March 29, 2015, or April 3, 2016, based on amounts paid or payable or (ii) that would otherwise reasonably be expected to be material to the Company and its Subsidiaries (each, a “Significant Customer”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Customer. As of the date of this Agreement, to the Knowledge of the Company, the Company has not received written notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially changing the terms of or reducing the scale of the business conducted with the Company and its Subsidiaries.

(b) Section 5.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each supplier or service provider (i) who was one of the twenty (20) largest sources of amounts paid or payable to suppliers for the Company during any the fiscal year ended March 29, 2015, or April 3, 2016, based on amounts paid or payable or (ii) that would otherwise reasonably be expected to be material to the Company and its Subsidiaries (each a “Significant Supplier”). As of the date hereof, none of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. As of the date of this Agreement, to the Knowledge of the Company, the Company has not received written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially changing the terms of or reducing the scale of the business conducted with the Company and its Subsidiaries.

Section 5.20 Brokers or Finders. No investment banker, broker, consultant, finder, financial advisor or intermediary, other than Qatalyst Partners LP (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 5.21 Vote Required. No vote or consent of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.22 Board Recommendation. The Company’s board of directors, at a meeting duly called and held on June 15, 2016, at which all of the directors of the Company were present unanimously (a) determined that this Agreement, the Merger and the transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, including the Offer and the Merger and the other transactions contemplated hereby and thereby, in accordance with the DGCL and (c) subject to Section 7.3, resolved to recommend that the stockholders of the Company tender their shares into the Offer, ((a), (b) and (c) together, the “Board Recommendation”). As of the date of this Agreement, none of such actions by the Company’s board of directors has been amended, rescinded, or modified.

Section 5.23 Opinion of Financial Advisors. The board of directors of the Company has received from the Company Financial Advisor, an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various matters and limitations set forth therein, the Merger Consideration to be received in the Offer and the Merger by the Company stockholders (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders. A true, correct and complete copy of such opinion was or will be promptly delivered to Parent for information purposes only. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in the Schedule 14D-9.

Section 5.24 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 6.10, the board of directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, none of such actions by the Company’s board of directors has been amended, rescinded, or modified. No other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Offer and the Merger). The Company has no stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the Parent SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Parent SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization.

(a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Sub is duly qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Company a copy of Parent and Sub’s certificate of incorporation and by-laws, as currently in effect, and neither Parent nor Sub is in violation of any provision of, respectively, its certificate of incorporation or by-laws. The minutes of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the board of directors (or to the extent applicable, any committee thereof) of Parent made available to the representatives of the Company were complete, other than with respect to the exhibits thereto, and redacted only with respect to discussions of the transaction contemplated hereby or other similar strategic transactions, and not with respect to other matters.

Section 6.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby (other than the approval of this

Agreement and the transactions contemplated hereby by Parent in its capacity as sole stockholder of Sub, which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock of Parent. As of the close of business on June 13, 2016, there were issued and outstanding (i) 57,602,511 shares of Parent Common Stock (with no shares of Parent Common Stock held by Parent in treasury), (ii) no shares of Parent preferred stock, (iii) options to purchase an aggregate of 1,470,547 shares of Parent Common Stock (of which options to purchase an aggregate of 1,136,186 shares of Parent Common Stock were exercisable), (iv) 2,695,252 Parent restricted stock units, and (v) no warrants for shares of Parent Common Stock exercisable. From the close of business on June 13, 2016 until the date of this Agreement, no shares of Parent Common Stock or Parent preferred shares have been issued except for shares of Parent Common Stock issued pursuant to the exercise of Parent options or warrants, or the vesting of any restricted stock units of Parent, in each case outstanding on June 13, 2016 and in accordance with their terms. All of the issued shares of Parent’s capital stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares of Parent’s capital stock are duly authorized and free of preemptive rights. As of the date of this Agreement, other than pursuant to any equity plans or employee share purchase plans of Parent, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, depositary receipts in respect of shares, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest in, Parent or any of its Subsidiaries, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.

Section 6.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) contravene or conflict with or result in a violation of breach of, any provision of the certificate of incorporation or by-laws of Parent or Sub, in each case, as currently in effect, (ii) assuming compliance with the matters referred to in Section 6.4(iv)(A)-(C), require any consent by any Person under, contravene or conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or require any consent, under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Sub, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with (A) the HSR Act and other Antitrust Laws, (B) Nasdaq Rules and listing standards, and (C) the Exchange Act and the Securities Act, require on the part of Parent or Sub any filing or registration with or notification to, or require Parent to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole.

Section 6.5 SEC Reports; Parent Financial Statements.

(a) All Parent SEC Reports have been filed on a timely basis. As of their respective filing dates, or, if applicable, as of the time of their most recent amendment made prior to the date hereof, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) Since December 31, 2013, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Parent Financial Statements, except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Parent Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each annual report on Form 10-K and each interim report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Parent are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. To the Knowledge of Parent, Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

Section 6.6 Absence of Certain Changes. Except as contemplated by this Agreement, since December 27, 2015 through the date hereof, Parent (i) has not suffered a Parent Material Adverse Effect, and (ii) has not taken any action that would be prohibited by Section 7.1(c) if taken after the date hereof.

Section 6.7 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) there is no action, claim, suit or proceeding pending against or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or any property or asset of the Parent or any of its Subsidiaries, (ii) there are no investigations by any Governmental Entity pending, or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, and (iii) neither the Parent nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree.

Section 6.8 Brokers or Finders. Except for J.P. Morgan Securities LLC, no investment banker, broker, consultant, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 6.9 Vote Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 6.10 Share Ownership. None of Parent, Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 6.11 Capitalization and Operations of Sub. The authorized capital stock of Sub consists solely of 1,000 shares of common shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 6.12 Availability of Funds; Financing. Parent’s and Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Sub’s obtaining of funds to consummate the Offer and the Merger and the other transactions contemplated hereby. Parent has delivered to the Company true, complete and correct copies of a fully executed commitment letter, together with the related fee letters (solely in the case of the fee letters, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted), each in effect as of the date of this Agreement from the Financing Sources parties thereto (together, as they may be amended, modified or replaced in accordance with Section 7.13 and together with all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”). As of the date hereof, (i) the Debt Commitment Letter has not been amended or modified in any manner, and (ii) to the Knowledge of Parent, no amendment or modification of the Debt Commitment Letter is contemplated (except for any amendment or modification to add lenders, lead arrangers, bookrunners, syndication agents or similar entities). As of the date hereof, (i) the Debt Commitment Letter, including the commitments contained therein has not been terminated, reduced, withdrawn or rescinded in any respect and, (ii) to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and satisfied all of the other terms and conditions required to be satisfied by Parent as of the date hereof. As of the date hereof, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no conditions precedent or other contingencies (other than pursuant to any “market flex” provisions set forth therein) related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter and the accuracy of the representations and warranties set forth in Article V and performance by the Company of its obligations under this Agreement, in each case, to the extent necessary to satisfy the conditions set forth in Section 8.1 and Annex A, the net cash proceeds contemplated by the Debt Commitment Letter, together with available cash on hand of the Parent, Sub and the Company, will, in the aggregate, be sufficient for Parent and Sub to pay all of the cash amounts required to be provided by Parent and Sub for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of the Offer and the Merger, and all related fees and expenses required to be paid as of the date of the consummation of the Merger. As of the date hereof, except as set forth in the Debt Commitment Letter, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter or the Debt Financing contemplated therein that could reasonably be expected to affect the availability of the Debt Financing contemplated by the Debt Commitment Letter. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto, under the terms and conditions of the Debt Commitment Letter and, assuming the conditions set forth in Section 8.1(a) and Annex A are satisfied at Closing, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent prior to the Acceptance Time or that the full amount of the Debt Financing will not be available to Parent on the date of the Closing.

Section 6.13 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, and excluding the effect of any inaccuracy of the representations and warranties contained in Article V, Parent and its Subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 6.13 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

ARTICLE VII

COVENANTS

Section 7.1 Interim Operations of the Company and Parent.

(a) During the period from the date of this Agreement until the earlier of the Effective Time (except (w) as may be required by Law, (x) with the prior written consent of Parent, (y) as contemplated by this Agreement, or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course of business in all material respects, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such specific provision.

(b) Except (w) as may be required by Law, (x) with the prior written consent of Parent, (y) as contemplated by this Agreement, or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents), or enter into any written agreement with any of the Company’s stockholders in their capacity as such;

(ii) except as set forth in Section 7.1(b)(ii) of the Company Disclosure Schedules, and except for shares of Company Common Stock to be issued or delivered pursuant to the (A) Company Equity Plan on exercise or settlement of Company Stock Options, Company Restricted Stock Units and Company Performance Restricted Stock Units outstanding on the date hereof, or (B) the ESPP (subject to Section 7.8) in accordance with the requirements of this Agreement, issue, grant, deliver, sell, dispose of, or authorize or agree to the issuance, sale, grant or other disposition of (a) any capital stock or other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any capital stock or other ownership interest of the Company or any of its Subsidiaries, (b) any rights, warrants, options, calls, rights agreements or plans, commitments or any other agreements of any character to purchase or acquire capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, or based on the value or change in value of, any capital stock or other ownership interest of the Company or any of its Subsidiaries, or (c) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof or such capital stock, ownership interests, securities or rights in any Subsidiary of the Company (other than, in each case, any such issuances, sales and dispositions by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary of the Company);

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Company Common Stock (except in respect of any Tax withholding or exercise price in connection with the Company Equity Plan) or other capital stock or other equity securities of the Company or any of its Subsidiaries (other than a wholly-owned Subsidiary);

(iv) split, combine, subdivide or reclassify any Company Common Stock or other capital stock of the Company or any of its Subsidiaries, or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Company Common Stock or other capital stock of the Company or any of its Subsidiaries (except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries) or otherwise make any payments to stockholders of the Company in their capacity as such;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than solely among the Company’s wholly-owned Subsidiaries), other than the Offer or the Merger;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any assets material to the Company and its Subsidiaries, taken as a whole, including any corporation, partnership, limited partnership, or business or division thereof, or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer or similar transaction) or any Company Real Property (or real property that would be Company Real Property if owned or leased by the Company as of the date of this Agreement), other than (x) acquisitions, sales, or dispositions among the Company and any of its Subsidiaries, or (y) purchases or sales of inventory or Company Products in the ordinary course of business;

(vii) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans or advances to any other Person, other than (x) indebtedness, guarantees, loans and advances between or among the Company and its Subsidiaries, (y) letters of credit issued, maintained or guaranteed by the Company or its Subsidiaries in the ordinary course of business and reimbursement obligations in respect thereof, or (z) performance bonds issued and maintained by the Company or its Subsidiaries in the ordinary course of business;

(viii) other than as set forth on Section 7.1(b)(viii) of the Company Disclosure Schedules, as required by applicable Law or agreements existing on the date hereof, or as required pursuant to the terms of any Benefit Plan in effect on the date hereof, or as required or contemplated by this Agreement, (A) enter into, adopt, terminate or materially amend any Benefit Plan or other compensation or benefit plan, policy, practice, arrangement or agreement or accelerate the vesting or payment of any equity award or other amount, (B) increase the benefits or compensation provided to any Service Provider (except for salary and/or target bonus increases to Service Providers below the vice president (or equivalent) level in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business), or (C) hire, terminate or promote any employee (other than any employee below the vice president (or equivalent) level in the ordinary course of business or, in the case of terminations, a termination of a Service Provider for misconduct) or encourage any employee to resign from the Company;

(ix) change in (x) any material respect any of the accounting methods used by the Company and its Subsidiaries unless required by GAAP, SEC rules and regulations or applicable Law, or (y) with respect to the Subsidiaries of the Company, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary unless required by applicable accounting standards or Law;

(x) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of the Company’s capital expenditure budget as set forth on Section 7.1(b)(x) of the Company Disclosure Schedule other than capital expenditures that are not in excess of $750,000 in the aggregate in any fiscal quarter;

(xi) negotiate, enter into, amend or terminate any collective bargaining agreement or other contract or agreement with any Employee Representative Body;

(xii) convene any special meeting of the Company’s stockholders;

(xiii) initiate, compromise or settle any material litigation or arbitration proceeding, or any actual or threatened litigation (other than any such litigation arising out of any of the transactions contemplated by this Agreement) (except to enforce the Company’s rights thereunder) if the amount at issue is greater than $100,000;

(xiv) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, assign or transfer or grant any rights in any registered Owned Intellectual Property;

(xv) enter into any Contract with respect to, or grant any rights (including a license, release, covenant not to sue or immunity, as may be applicable), or any option to any of the foregoing under, or with respect to, or otherwise dispose of any Owned Intellectual Property, other than non-exclusive licenses to customers, suppliers, distributors, OEMs, resellers, VARs, or service providers granted in the ordinary course of business consistent with past practice;

(xvi) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax (excluding for these purposes any settlement or compromise relating to a Tax item to the extent that such settlement or compromise does not materially exceed the reserves for such Tax item established in the Company Financial Statements), make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund;

(xvii) other than in the ordinary course of business, transfer or repatriate to the United States cash, cash equivalents or liquid short-term or long-term investments held outside the United States if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation, in each case with respect to the Company or any of its Subsidiaries;

(xviii) enter into, modify or amend any material Contract outside of the ordinary course of business, or release or assign any material rights or claims thereunder outside of the ordinary course of business, which if so entered into, modified, amended, waived, released or assigned would reasonably be expected to be materially adverse to any business or product line of the Company or its Subsidiaries;

(xix) invest any funds available for investment (including any proceeds received upon maturity of existing investments) other than in “cash and cash equivalents” (as defined in the financial statements included in the Company SEC Reports);

(xx) (A) write-down any of its material assets, in excess of $750,000, except for depreciation and amortization in accordance with GAAP or in accordance with the ordinary course of business consistent with past practice or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(xxi) agree to any Contract that (i) contains any provisions materially restricting the right of the Company or any of its

Subsidiaries (A) to engage in any line of business, compete or transact in any business or with any Person or in any geographic area, or (B) to acquire any material product or other material asset or service from any other Person; (ii) grants exclusive rights to license, market, sell or deliver any Company Product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date;

(xxii) cancel or terminate or allow to lapse without commercially reasonably substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor;

(xxiii) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement; or

(xxiv) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) Except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned or (y) as contemplated or permitted by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries will:

(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the Offer or the Merger or the consummation of the other transactions contemplated hereby or have a material and adverse impact on the value of the Parent Common Stock;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent, other than the Offer or the Merger;

(iii) issue, split, combine, subdivide or reclassify any Parent capital stock, or declare, set aside for payment or pay any dividend of any Parent capital stock, or other distribution in respect of any Parent capital stock or otherwise make any payments to stockholders in their capacity as such (other than issuances of Parent Common Stock pursuant to (x) Parent’s employee equity plans or exercise of equity-based awards granted pursuant to Parent’s employee equity plans, or (y) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to Parent’s employee equity plans in the ordinary course of business consistent with past practice);

(iv) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any corporation, partnership, limited partnership or other business or division thereof or any equity interest therein (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that, at the time such action is taken would reasonably be likely to materially delay, prevent or impede the consummation of the Offer, the Merger and the other transactions contemplated hereby prior to the Termination Date;

(v) issue shares of Parent Common Stock (or securities convertible into or exercisable for Parent Common Stock) with the Knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Parent Common Stock of the transactions contemplated hereby; or

(vi) enter into any Contract, commitment or arrangement to do any of the foregoing.

Section 7.2 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, be expected to (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (as long as the Company has used all commercially reasonable efforts to obtain the consent of the other party to the agreement), or (ii) constitute a waiver of the attorney-client, work product doctrine or other legal privilege held by the Company or any of its Subsidiaries; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any invasive additional diligence investigation after the date of this Agreement, including investigations or sampling at any property owned, operated or leased by the Company or its Subsidiaries without the prior written consent of the Company. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement). The Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all actual or prospective sources of debt financing (including convertible or equity-linked debt) (and representatives of such financing sources) in the term “Representative” as such term is defined therein.

(b) Each of Parent and Sub shall (and shall cause each of their respective Subsidiaries to) afford to Representatives of the Company reasonable access, in a manner not unreasonably disruptive to the operations of the business of Parent, Sub and their respective Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of Parent, Sub and their respective Subsidiaries and, during such period, shall (and shall cause each of their respective Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent, Sub and their respective Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Parent, Sub and their respective Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, be expected to (i) violate applicable Law or the provisions of any agreement to which Parent, Sub and their respective Subsidiaries is a party as of the date of this Agreement (as long as each of Parent and Sub has used all commercially reasonable efforts to obtain the consent of the other party to the agreement), or (ii) constitute a waiver of the attorney-client, work product doctrine or other legal privilege held by Parent, Sub or their respective Subsidiaries; provided further, however, that nothing herein shall authorize the Company or its Representatives to undertake any invasive additional diligence investigation after the date of this Agreement, including investigations or sampling at any property owned, operated or leased by Parent or its Subsidiaries without the prior written consent of Parent. Without limiting the foregoing, in the event that Parent or Sub does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to the Company that it is withholding such access or information and shall use all reasonable efforts to communicate the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of Parent, Sub, their respective Subsidiaries and their respective Representatives (as defined in the Confidentiality Agreement).

Section 7.3 Board Recommendation; Acquisition Proposals.

(a) The Company will not, will cause its Subsidiaries not to, and will cause each of the Company’s and its Subsidiaries respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person (other than Parent or its Representatives) concerning the Company’s business or properties, or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement or enter into, continue or otherwise participate in any discussions relating to an Acquisition Proposal, (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal, or (v) waive, terminate, modify or fail to enforce any provision of any contractual “standstill,” confidentiality or similar obligation of any person other than Parent or its Affiliates (other than provisions in such obligations customarily referred to as “don’t ask” provisions); or (vi) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent or any of its Affiliates) or any Acquisition Proposal (and the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions). The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and shall terminate access to any virtual data room established by the Company and request that all confidential or proprietary information previously furnished to any party (other than Parent) in connection with any such discussions and negotiations be promptly returned or destroyed. Any breach of the foregoing provisions of this Section 7.3 by any of the Company’s Subsidiaries or the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that after the date hereof and prior to the Acceptance Time, the Company receives an unsolicited Acquisition Proposal that did not result or arise in connection with a material breach of the restrictions set forth in Section 7.3(a), the Company and its board of directors may (I) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or (II) furnish nonpublic information to, any Person or Persons (but only after any such Person enters into a confidentiality agreement with the Company containing confidentiality provisions (but that need not contain standstill or similar restrictions) not less restrictive to such person than such provisions of the Confidentiality Agreement are to Parent, which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 7.3(b) and Section 7.3(c)) making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to the Acceptance Time (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action, would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

(c) The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify Parent of the receipt by the Company of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal). The Company shall notify Parent, in writing, of any decision of its board of directors to enter into discussions or negotiations concerning any Acquisition

Proposal or to provide non-public information with respect to the Company to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company will (i) provide Parent with written notice setting forth all information that is material or reasonably necessary to keep Parent informed of the status and terms and conditions of any such Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal) and of any changes or other amendments thereto, and the identity of the person making such Acquisition Proposal, and attach a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry), (ii) keep Parent informed as promptly as practicable with respect to any changes or proposed changes to the terms and conditions of an Acquisition Proposal submitted to the Company (and in any event within twenty-four (24) hours following any such changes or proposed changes), including by providing a copy of all written proposals received by the Company relating to any Acquisition Proposal, (iii) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent and (iv) promptly (and in any event within twenty-four (24) hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Subject to Section 7.3(e) and Section 7.3(f), unless and until this Agreement has been terminated in accordance with Section 9.1, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A)(i) fail to make in accordance with the terms of Section 2.2(b), withdraw or qualify (or amend or otherwise modify in a manner adverse to Parent), or propose publicly to withdraw or qualify (or amend or otherwise modify in a manner adverse to Parent) the Board Recommendation, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days of the commencement of such offer or (iii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal (any action described in clauses (i) - (iii) being referred to as a “Change of Recommendation”) or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (other than a confidentiality agreement of the type described in Section 7.3(b)) (i) constituting, or related to, or that would reasonably be expected to lead to, any Acquisition Proposal, or (ii) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (any of the foregoing in clause (B) of this Section 7.3(d), an “Acquisition Agreement”).

(e) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law, (x) solely in response to a Superior Proposal, make a Change of Recommendation, or (y) cause the Company to terminate this Agreement pursuant to Section 9.1(c)(ii) and concurrently with such termination enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays by wire transfer of immediately available funds the termination fee in accordance with Section 9.2(b); provided, further, that the Company shall not be entitled to exercise its right to make a Change in Recommendation pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless:

(i) the Company notifies Parent at least four (4) Business Days in advance that it intends to take such action (it being understood and agreed that any amendment to the financial terms or any other material term of any Superior Proposal shall require a new notice with a new two (2) Business Day notice period), which notice must specify the reasons for taking such action and, if applicable, the terms and conditions of such proposal (including, if applicable, the most recent draft of any written agreement providing for the proposed transaction, and prior to taking such action, the Company shall, and shall cause its Representatives to, during such four (4) Business Day period (or two (2) Business Day period with respect to a “new notice” as such term is used in this sentence), negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation or termination of this Agreement pursuant to Section 9.1(c)(ii) is no longer necessary; and

(ii) at the end of such four (4) Business Day period (or two (2) Business Day period with respect to a “new notice” as such term is used in Section 7.3(e)(i)), (A) such Acquisition Proposal has not been withdrawn and the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent as a result of the negotiations required by clause (i) or otherwise) and the failure to take such action would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law, make a Change of Recommendation unrelated to an Acquisition Proposal (it being understood and agreed that any Change of

Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with Section 7.3(e)) in response to an Intervening Event; provided, that:

(i) the Company has provided to Parent at least four (4) Business Days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the Intervening Event; and

(ii) Parent shall not have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, within four (4) Business Days (during which period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding any proposal by Parent) after receipt of such notice from the Company, to make adjustments in the terms and conditions of this Agreement such that (taking into account any such changes to the terms and conditions of this Agreement agreed to or proposed by Parent) failure by the Company’s directors to effect a Change of Recommendation would not reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law.

(g) Nothing in this Agreement shall prohibit the board of directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the stockholders of the Company that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach by the Company’s directors of their fiduciary duties under applicable Law; provided, that the foregoing shall not permit the board of directors of the Company to make a Change of Recommendation except as expressly permitted by Section 7.3(e) or Section 7.3(f).

Section 7.4 Employee Benefits.

(a) For the benefit of employees of the Company and its Subsidiaries employed as of the Effective Time (the “Employees”), for a period of 12 months following the Effective Time (or, if shorter, during an Employee’s period of employment), and subject to the applicable Law of each jurisdiction where Employees are located, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each Employee with (i) a base salary or wage rate that is substantially comparable to the base salary or wage rate in effect for similarly situated employees of Parent immediately prior to the Effective Time, and (ii) with employee benefits (excluding equity and cash incentive compensation) that, in the aggregate, are substantially comparable to those in effect for similarly situated employees of Parent immediately prior to the Effective Time. Notwithstanding the foregoing, (x) to the extent required by applicable Law, base salary or wage rate and incentive compensation opportunities and employee benefits for any Employee shall be no less favorable than the base salary or wage rate and incentive compensation opportunity in effect for such Employee immediately prior to the Effective Time and (y) nothing in this Agreement shall be interpreted as conferring, or intending to confer, on any Employee a right to continued employment with Parent, the Surviving Corporation or any of their Subsidiaries. Notwithstanding anything to the contrary herein, for the period following the Effective Time through December 31, 2016, Parent shall provide the Employees with severance benefits not less favorable than those provided by the Company and its Subsidiaries to such Employees pursuant to the Severance Guidelines adopted by the Company and as in effect on the date hereof and provided to Parent.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit under its benefit plans) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan. Parent agrees to give or cause its Subsidiaries (including the Surviving Corporation) to give the Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) set forth in Section 5.9(a) of the Company Disclosure Schedule applicable to employees of the Company and its Subsidiaries, in the same manner and to the same extent that the Company or such Subsidiary would be required to perform and honor such plans, agreements and arrangements if the transactions contemplated by this Agreement had not been consummated.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any direct or third party beneficiary right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Foreign Benefit Plan or Parent Plans, or (ii) to continued employment with the Company and its Subsidiaries, Parent or the Surviving Corporation or their Subsidiaries. Notwithstanding anything in this Section 7.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or Foreign Benefit Plan or any other employee benefit plans of the Company, any Company Subsidiary or Parent or prohibits Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan.

(e) The Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Parent’s reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company or any ERISA Affiliate, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company (or such ERISA Affiliate) will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including, without limitation, any matching contributions) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors (or the board of directors of the applicable ERISA Affiliate) so terminating any such 401(k) Plan. In the event that termination of any such 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administrative fees in connection with such termination), then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than three (3) Business Days prior to the Closing Date. Promptly following the Closing, Parent shall cause its 401(k) Plan to accept (x) rollover contributions of amounts distributed to Employees from the Company’s 401(k) Plan and (y) in-kind rollovers of Employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than fourteen (14) days following the date of such rollover.

(f) If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Company Arrangement, all such amounts payable under such Company Arrangement shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Company Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d–10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d–10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date of all necessary actions by the board of directors of the Company, the Company Compensation Committee or its independent directors.

Section 7.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be approved by each of Parent and the Company. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that the Company will not be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if (a) the Company’s board of directors has effected or in connection with a Change of Recommendation pursuant to Section 7.3(e) or Section 7.3(f), (b) in connection with any such press release or public announcement pursuant to Section 7.3(e) or Section 7.3(f), or (c) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 7.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and advance expenses to, the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and by the by-laws of the Company or any applicable Subsidiary. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor, to the extent permitted by applicable Law, all rights to exculpation, advancement of expenses or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of present or former directors and officers of the Company, its Subsidiaries or any of their predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, which shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the extent permitted by applicable Law. In addition, for a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and by-laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnities for actions prior to the Effective Time that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation or by-laws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified with respect to the D&O Indemnities for actions taken prior to the Effective Time in any respect, except as required by applicable Law.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, that in no event shall the Company pay, and in no event shall Parent or the Surviving Corporation be required to pay, an aggregate annual premium for any such insurance policy or policies in excess of 250% of the annual premium currently paid by the Company for such coverage (the “Maximum Amount”); provided, further, that if the annual premium of such policy exceeds the Maximum Amount, Parent shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Section 7.6(b) of the Company Disclosure Schedule sets forth in reasonable detail a description of the Company’s D&O Insurance existing as of the date hereof, including the annual premium for such D&O Insurance.

(c) This Section 7.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be enforceable by, each Indemnified Party or D&O Indemnitee, his or her heirs and his or her representatives.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation, or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 7.6.

Section 7.7 Reasonable Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by, or advisable under, applicable foreign Antitrust Laws (collectively, “Foreign Antitrust Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided, that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days of the date of this Agreement, and (ii) for applicable foreign Antitrust Laws shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within forty-five (45) calendar days of the date of this Agreement; provided, further that, in the case of clause (ii), if a party is not prepared to file any such submission or filing within such period, such party’s senior executives shall discuss the reasons for the failure to meet such submission or filing deadlines with the senior executives from the other party) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required or advisable in connection with the Foreign Antitrust Approvals or any other Antitrust Law. Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Offer or the Merger or regulatory filings under applicable Antitrust Laws, provided that Parent shall consult with, and consider in good faith the views of, the Company throughout the antitrust defense of the transaction contemplated by this Agreement, including by providing the Company with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use its reasonable best efforts to support Parent in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Parent. Without limiting the foregoing, the parties shall provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. The parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws, and (vi) provide each other promptly with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.

Notwithstanding anything in this Agreement to the contrary, and without limiting Parent’s right to direct the antitrust defense of the transaction contemplated by this Agreement, each of the Company and Parent agrees, and shall cause each of its Subsidiaries, to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the consummation of the Offer, the Merger and the other transactions contemplated hereby to occur prior to the Termination Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent or any of its Subsidiaries. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to (and, without the prior written consent of Parent, the Company shall not and shall not allow any of its Subsidiaries to) consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Company and its Subsidiaries that would reasonably be expected to reduce the benefits to Parent of the transactions contemplated by this Agreement in any material respect. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to litigate or participate in the litigation of any suit, claim, charge, action, hearing, proceeding, arbitration or mediation, whether judicial or administrative, brought by any Governmental Entity or appeal any order (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Merger or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets of Parent or the Company or any of their respective Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in each case as a result of or in connection with the Merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the Company’s capital stock or any shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to require divestiture by Parent, the Company or any of their respective Subsidiaries of any shares of Company Common Stock or any business or assets of the Company or its Subsidiaries or Parent or its Subsidiaries, or (v) that would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 7.7(a), the Company, Parent and Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of Parent, Sub, the Company or their respective Subsidiaries will be required to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement, the Offer and the Merger required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.7(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 7.7(a).

Section 7.8 ESPP. The ESPP shall continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP) (“Offering Period”), the Company shall take action to provide for an earlier Purchase Date (as defined in the ESPP) concurrent with the Closing Date (“New Purchase Date”) with respect to each Purchase Period (as defined in the ESPP) then in progress in accordance with Section 10.5 of the ESPP and each then-outstanding option under the ESPP with respect to such Offering Period shall be exercised on the New Purchase Date (making such pro-rata adjustments as may be necessary to reflect the shortened Offering Period but otherwise treating such shortened Offering Period as a fully effective and completed Offering Period for all purposes under the ESPP). Such earlier New Purchase Date shall be as reasonably close to the Closing Date as is administratively practicable, and the Company shall notify each participant in writing at least ten (10) days prior to the New Purchase Date that the exercise date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Purchase Date, and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Sections 8.1 and 10.5 of the ESPP. After the date of this Agreement, no new participants shall be permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new Offering Period shall commence under the ESPP.

Section 7.9 Section 16 Matters. Prior to the Expiration Date, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Common Stock, Company Stock Options, Company Performance Restricted Stock Units and Company Restricted Stock Units pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Expiration Date, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Parent Common Stock, Converted Parent Options, Converted PRSUs and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 7.10 Filing of Form S-8; Listing of Additional Shares. Parent agrees to file, as soon as reasonably practicable but in no event later than ten (10) Business Days following the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted Parent Options, Converted PRSUs, and Converted RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Parent Options, Converted PRSUs and Converted RSUs assumed in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient amount of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Company Stock Options, Company Performance Restricted Stock Units and Company Restricted Stock Units. Parent shall take all action reasonably necessary to cause the shares of Parent Common Stock to be issuable upon the exercise of Company Stock Options, or vesting of the Company Restricted Stock Units and the Company Performance Restricted Stock Units, to be approved for listing on Nasdaq at or prior to the Effective Time.

Section 7.11 Notification of Certain Matters. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Offer, the Merger and the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated hereby (other than such communications contemplated by Section 7.7(a), which shall be governed by such Section) or (c) any actions, claims, investigations, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Offer, the Merger and the transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence of any event, of which either party becomes aware, which would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified to not be true and accurate in any material respect as if such representation were made at such time, or (ii) the Company or Parent, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder.

Section 7.12 Transaction Litigation. Subject to applicable Law, other than with respect to any litigation where Parent is adverse to the Company, the Company will give Parent the reasonable opportunity, at Parent’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense of any action, claim, suit or proceeding against the Company or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby, and no such settlement will be agreed to or offered without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement (i) which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation), or (ii) that would result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company. Subject to applicable Law, other than with respect to any litigation where the Company is adverse to Parent, Parent will give the Company the reasonable opportunity, at the Company’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any action, claim, suit or proceeding against Parent or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby. Prior to the consummation of the Merger, without the prior written consent of the Company, Parent shall not settle any action, claim, suit or proceeding related to the Offer, the Merger or the other transactions contemplated hereby unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement or the Merger, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement (i) which does not include full release of Parent and its

Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation), or (ii) that would result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.12. The parties acknowledge that this Section 7.12 in no way limits the parties’ obligations under Section 7.7(a).

Section 7.13 Financing.

(a) Parent shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the aggregate Cash Consideration and the funds otherwise necessary to effect the consummation of the transactions contemplated by this Agreement on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the Debt Financing on the terms and conditions (including any “market flex” provisions) described in the Debt Commitment Letter pursuant to the terms thereof, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter; (ii) negotiate, execute and deliver definitive documentation for the Debt Financing that reflects the terms contained in the Debt Commitment Letter (subject to any “market flex” provisions included in the fee letters or any fee letters relating to an Alternative Debt Financing) or such other terms that are more favorable to Parent; (iii) satisfy (or seek a waiver of) on a timely basis all of the conditions precedent set forth in the Debt Commitment Letter and any definitive document related to the Debt Financing, in each case that are within the control of Parent and comply with their obligations thereunder; and (iv) to seek to enforce its rights with respect to funding under the Debt Commitment Letter in the event of a breach thereof by the financing provider(s) thereunder. Without the consent of the Company, Parent shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter (other than pursuant to “flex” provisions contained in the Debt Commitment Letter) if such amendment, supplement, replacement, modification or waiver (A) subject to Parent’s right to obtain substitute financing set forth in this Section 7.13, reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount below the amount needed (in combination with all funds held by or otherwise available to Parent and Sub, including the cash on hand of the Company) to consummate the transactions contemplated by this Agreement, or (B) imposes new or additional conditions to the initial funding of the Debt Financing or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (y) adversely impact the ability of Parent and Sub to consummate the transactions contemplated hereby or (z) adversely impact the ability of Parent to enforce its rights with respect to funding against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided, that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to delay or prevent or make less likely the Acceptance Time, Closing or Parent’s ability to consummate the Debt Financing (or satisfaction of the conditions to the Debt Financing)). Parent shall promptly deliver to the Company true, complete and correct copies of any such amendment, supplement, modification or replacement (including, all such amendments, supplements, modifications or replacements that are permitted hereunder).

(b) Parent shall, and shall cause its Subsidiaries to, use its reasonable best efforts (A) to, subject to Parent’s right to obtain substitute financing set forth in this Section 7.13, maintain in full force and effect the Debt Commitment Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on other terms that are on terms no less favorable, in all material respects to Parent and Sub than the terms and conditions (including any “market flex” provisions related thereto) contained in the Debt Commitment Letter, or, if available, obtain alternative financing on other terms that are acceptable to Parent, provided, that (i) Parent promptly provides notice to the Company of such other terms (in the case of the fee letters, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted) or such alternative financing, and (ii) such other terms or the terms of such alternative financing are (x) in respect of certainty of funding, equivalent in all material respects to (or more favorable to Parent, Sub and the Company than) the conditions set forth in the Debt Commitment Letter as in effect on the date hereof and (y) no less beneficial in any material respect to Parent in terms of its ability to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or the definitive agreements with respect thereto, (C) to satisfy on a timely basis (or obtain the waiver of), and in a manner that will not adversely impede the ability of the parties to consummate the Offer or the Merger, all conditions to receipt of the full amount of the Debt Financing at the Closing set forth therein that are within its control and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, (D) to comply with its obligations under the Debt Commitment Letter, and (E) to consummate the Debt Financing at or prior to the Effective Time. Parent and Sub shall use their reasonable best efforts to enforce their rights with respect to funding under, and cause the Financing Sources, lenders and the other persons providing or committing to provide the Debt Financing to comply with their obligations with respect to funding under the Debt Commitment Letter and definitive financing agreements and to fund on or before the Effective Time the Debt Financing. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing, including, as the Company’s request, promptly providing copies of all executed definitive agreements for the Debt Financing Agreements.

(c) Without limiting the foregoing, Parent agrees to notify the Company promptly, after obtaining Knowledge thereof (and in any event within two (2) Business Days after obtaining Knowledge thereof), if at any time prior to the Closing Date (i) the Debt Commitment Letter expires or is terminated for any reason, (ii) Parent becomes aware of, or receives any written notice or other written communication from any Person with respect to, any actual or potential material breach, default, termination or repudiation by any party to the

Debt Commitment Letter or any Debt Financing Agreement or any provisions of the Debt Commitment Letter or any Debt Financing Agreement, (iii) if for any reason Parent or Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing required (together with available cash on hand of the Parent, Sub and the Company) for Parent and Sub to pay all of the cash amounts required to be provided by Parent, Sub and the Company for the consummation of the transactions contemplated by this Agreement, (iv) a counterparty indicates in writing or orally that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstances referred to in this Section 7.13(c); provided, however, that in no event will Parent be under any obligation to disclose (x) any ordinary course negotiations with respect to the terms of the Financing and (y) any information shared among Parent and its professional advisors in connection with matters contemplated by this Section 7.13(c) that is subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Without limiting Parent’s other obligations under this Section 7.13(c), if the commitments with respect to all or any portion of the Debt Financing expire or are terminated or all or any portion of the Debt Financing otherwise becomes unavailable or it becomes reasonably likely that any portion of the Debt Financing may become unavailable to Parent on the terms and conditions set forth in the Debt Commitment Letter, and such portion of the Debt Financing are reasonably required to consummate the Merger and other transactions contemplated hereby, then Parent shall (x) promptly notify the Company of such event and the reasons therefor, (y) use reasonable best efforts to arrange and obtain, at its sole expense, in replacement thereof alternative financing from the same or alternative financing sources in an amount sufficient to pay all amounts required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”), and (z) obtain, and when obtained, promptly provide the Company with a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Debt Financing (“New Debt Commitment Letter”), together with all related fee letters and associated engagement letters (solely in the case of the fee letters, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted). Parent’s obligations under the foregoing sentence in this Section 7.13(c) shall apply to any other Alternative Debt Financing. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Debt Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and each fee letter relating to New Debt Commitment Letter to the extent then in effect.

(d) Notwithstanding anything to the contrary contained herein, Parent’s obligations under this Agreement are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Offer, the Merger and the transactions contemplated by this Agreement.

(e) On the Closing Date, Parent shall provide all funds required to effect the repayment of all indebtedness under the Company Credit Agreement in full in accordance with the Company Credit Agreement, subject to compliance with Section 7.14(a)(x).

Section 7.14 Financing Cooperation.

(a) Subject to Section 7.14(b), (c) and (d), prior to the Closing Date, the Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and its and its Subsidiaries Representatives to provide, at Parent’s sole cost and expense, to Parent such cooperation as may reasonably be requested by Parent in connection with the Debt Financing including, without limitation, (i) participation, upon reasonable advance notice, by senior management in a reasonable number of meetings, presentations, sessions with rating agencies, drafting sessions and due diligence sessions at times and in locations reasonably acceptable to the Company, (ii) furnishing Parent and its Representatives with all Financing Information and, to the extent reasonably available to the Company, other financial and other material information not otherwise available to Parent relating to the Company and its Subsidiaries, including any such customary information contemplated by the Debt Commitment Letter to be delivered after the date of this Agreement, as is necessary or customary and as may be reasonably requested in connection with the Debt Financing, in each case, as and when it becomes available (in the case of the Financing Information, at the times required by the Debt Commitment Letter), (iii) reasonably assisting Parent and its Financing Sources (to the extent relating to the Company and its Subsidiaries) in the preparation of customary rating agency presentations, syndication documents and materials, information memoranda, lender presentations and similar marketing documents to be used, in connection with the Debt Financing, including providing customary authorization letters related thereto, (iv) assisting in the preparation of definitive financing documents, as may be reasonably requested by Parent, (v) facilitating the pledging of collateral for the Debt Financing, (vi) using commercially reasonable efforts to obtain such material consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including, without limitation, customary payoff letters, releases of liens, instruments of termination or discharge, legal opinions, surveys and title insurance, (vii) using commercially reasonable efforts to ensure that the syndication efforts for the Debt Financing benefit from the Company’s existing lending and banking relationships, (viii) using commercially reasonable efforts in assisting Parent in its efforts to obtain corporate credit or family ratings of Parent, (ix) to the extent reasonably requested by Parent, subject to customary confidentiality agreements, cooperate with reasonable due diligence requests from the Financing Sources, including as promptly as practicable after reasonable request thereof, furnishing the Financing Sources with reasonable documents or other information reasonably requested by the Financing Sources relating to the Company and its Subsidiaries required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, (x) obtaining a customary repayment notice, payoff letter and other customary payoff and release documentation and authorizations on or prior to the Closing Date of all obligations under the Company Credit Agreement; and (xi) using commercially reasonable efforts to cooperate with Parent to satisfy the conditions precedent to the Debt Financing to the extent reasonably requested by Parent and within the control of the Company and its Subsidiaries, and using commercially reasonable efforts to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; provided, however, that, no obligation of the Company under any agreement, certificate, document or instrument shall be effective until the Closing. Without limiting the generality of the foregoing, the Company shall ensure that all financial and other projections concerning the Company and its Subsidiaries that are made available to Parent by the Company after the date of this Agreement and prior to the Closing are prepared in good faith and, prior to the earlier of the Closing Date and the termination of this Agreement, the Company will use its reasonable best efforts to provide to Parent and its Financing Sources such information as may be necessary so that the Financing Information provided by the Company (other than projections, budgets, estimates and other forward-looking information or information of a general economic or general industry nature) is, when taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. The Company consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights. Nothing contained in this Section 7.14 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Tender Offer Condition set forth in clause (v)(d) of Annex A, as applied to the Company’s obligations under this Section 7.14(a), shall be deemed satisfied unless the Debt Financing has not been obtained as a direct and primary result of the Company’s Knowing and Intentional Breach of its obligations under Section 7.14(a) as determined in a final, non-appealable judgment of a court of competent jurisdiction.

(b) Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries and their respective Representatives (collectively, the “Financing Indemnitees”) as applicable, in connection with the Debt Financing or the cooperation of the Financing Indemnitees, as applicable, contemplated by this Section 7.14. Parent shall indemnify and hold harmless the Financing Indemnitees from and against any and all losses, damages, claims, costs, expenses (including attorney’s fees), awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith or providing the assistance contemplated by this Section 7.14, in each case except to the extent any of the foregoing arise from the Financing Indemnitees’ bad faith, fraud, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction (the obligations of Parent in this sentence, the “Financing Cooperation Indemnity”). The Financing Cooperation Indemnity shall survive the consummation of the Merger and any termination of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, (x) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (A) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty or covenant in this Agreement to be breached by the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to become unable to satisfy any Tender Offer Condition, (C) require the Company or any of its Subsidiaries or any of their respective Affiliates to pay (or agree to pay) any fees, or reimburse any expenses prior to the Closing for which it is not promptly reimbursed, or otherwise incur any other obligations or give any indemnities prior to the Closing that are not contingent on the Closing (D) cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) conflict with the organizational documents of the Company or any of its Subsidiaries or any applicable material Laws, (F) result in the contravention or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party, (G) provide access to or disclose information that would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or that would be prohibited by applicable Law or legal proceeding, or (H) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice; (y) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing; provided that this clause (y) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date (after giving effect to the Closing) by any persons that shall remain or will become officers or directors of the Company or any of its Subsidiaries as of the Effective Time; and (z) any documentation executed by the Company of any of its Subsidiaries shall not become effective until the Effective Time.

(d) Parent acknowledges and agrees that, other than reasonable out–of–pocket costs and expense subject to reimbursement pursuant to this Section 7.14, neither the Company nor any of its Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.14. All non–public or otherwise confidential information regarding the Company or any of its Affiliates and Subsidiaries obtained by Parent or its Affiliates or Representatives pursuant to this Section 7.14 shall be kept confidential in accordance with the Confidentiality Agreement or customary confidential undertakings in connection with the Debt Financing.

Section 7.15 Approval of the Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Sub and the Company as soon as practicable following the Acceptance Time without a stockholders meeting or a vote of stockholders pursuant to Section 251(h) of the DGCL.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws shall be disregarded for purposes of this Section 8.1(a) where the failure to comply with such order, decree or ruling would not reasonably be expected to reduce the benefits to Parent of the transactions contemplated by this Agreement in any material respects; and

(b) Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION

Section 9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned at any time prior to the Acceptance Time:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Acceptance Time shall not have occurred at or prior to 11:59 p.m. (New York City Time) on November 12, 2016 (the “Termination Date”); provided, however, that (i) if the Marketing Period has commenced and is continuing, but the Acceptance Time has not yet occurred as of the Termination Date, then the Termination Date shall automatically be extended to (and shall be deemed for all purposes to be) the date that is three (3) Business Days following the then-scheduled end date of the Marketing Period; and (ii) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement proximately caused (A) any of the conditions to the Offer set forth in Annex A having failed to be satisfied or such action or failure to act constitutes a material breach of this Agreement or (B) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Sub having accepted for payment any shares of Company Common Stock tendered in the Offer and such action or failure constitutes a material breach of this Agreement;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the conditions set forth in Section 8.1(a) or clause (v)(a) of Annex A would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to have such order, decree, ruling or other action avoided or lifted; or

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any of the representations and warranties of Parent and the Sub shall be untrue, in any case such that any of the representations of Parent and the Sub (assuming that the date of such determination is the Closing Date) (x) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (y) set forth in Section 6.1(a), Section 6.2 and Section 6.8 shall not be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), or (z) set forth in this Agreement, other than those Sections specifically identified in clauses (x) or (y) of this Section 9.1(c)(i), shall not be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect, or (assuming that the date of such determination is the Closing Date) if Parent or Sub shall not have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing; provided, that if such breach is reasonably capable of being cured by Parent and Sub through the exercise of their reasonable best efforts within the earlier of (A) the forty-five (45) day period following notification by the Company to Parent of such breach or inaccuracy or (B) the then-scheduled expiration date of the Offer (provided, for purposes of this clause (B), Parent may extend the expiration date of the Offer up to the forty-fifth day after the notice contemplated by clause (A) in order to extend the cure period to forty-five days, provided that Parent may not extend the expiration date of the Offer beyond the Termination Date), and in each case Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.1(c)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in clauses (v)(c) or (v)(d) of Annex A would not be satisfied; or

(ii) prior to the Acceptance Time, if all of the following occur: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 7.3(e) in order to accept a Superior Proposal in compliance with Section 7.3; (C) the board of directors of the Company approves, and the Company substantially concurrently with the termination of this Agreement, enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 9.2(b).

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the events set forth in clauses (v)(c) or (v)(d) of Annex A shall have occurred; provided, that if such breach is reasonably capable of being cured by the Company through the exercise of its reasonable best efforts during the forty-five (45) day period following notification by Parent to the Company of such breach or inaccuracy and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.1(d)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or if any of the representations and warranties of Parent and the Sub (assuming that the date of such determination is the Closing Date) (x) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (y) set forth in Section 6.1(a), Section 6.2 and Section 6.8 shall not be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), or (z) set forth in this Agreement, other than those Sections specifically identified in clauses (x) or (y) of this Section 9.1(d)(i), shall not be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect; or

(ii) prior to the Acceptance Time, if either of the following occur: (A) a Change of Recommendation shall have occurred or been otherwise publicly disclosed, or (B) the Company shall have committed a Knowing and Intentional Breach of its obligations under Section 7.3.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to the Confidentiality Agreement, the Financing Cooperation Indemnity set forth in Section 7.14(b), this Section 9.2, and Article X. Nothing contained in this Section 9.2 shall relieve Parent, Sub or the Company from liability for fraud or a Knowing and Intentional Breach of this Agreement.

(b) If, but only if,

(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii),

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), or

(iii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) as a result of the failure to satisfy the

Minimum Condition prior to such termination, (B) there has been received after the date of this Agreement and not withdrawn or publicly disclosed prior to the termination of this Agreement an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction, which is subsequently consummated, or (2) a Qualifying Transaction is consummated, then the Company shall pay to Parent a termination fee of forty-seven million eight hundred thousand dollars ($47,800,000) in cash,

(iv) concurrently with any termination pursuant to Section 9.1(c)(ii);

(v) within three (3) Business Days following any termination pursuant to Section 9.1(d)(ii); and

(vi) within three (3) Business Days after the consummation of a Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 9.2(b)(iii);

it being understood that in no event shall the Company be required to pay the fee referred to in this Section 9.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall release any party from liability for fraud or a Knowing and Intentional Breach of this Agreement.

(c) All payments contemplated by this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If the Company fails to timely pay any amount due pursuant to this Section 9.2, or any portion thereof, (i) such amount or portion shall accrue interest from the date such payment was required to be made through the date of payment at the Prime Rate in effect on the date such payment was required to be made plus five percent (5%) and (ii) the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a judgment against the Company in respect of the amount set forth in Section 9.2 or any portion thereof.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto as approved by action taken by each of their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that Section 10.6, Section 10.8, Section 10.9, Section 10.11, Section 10.16 and this Section 10.1 (to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the adversely affected Financing Sources.

Section 10.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Section 10.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Sub, to:

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

Attention:	Vincent P. Pangrazio

Email:	Vince.Pangrazio@cavium.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:	Kenton J. King
Michael J. Mies

Email:	kenton.king@skadden.com
michael.mies@skadden.com

(b) if to the Company, to:

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, California 92656

Attention:	Michael Hawkins

Email:	Michael.hawkins@qlogic.com

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention:	Mark D. Peterson
Andor Terner

Email:	mpeterson@omm.com
aterner@omm.com

or to such other address (i.e., e-mail address) for a party as shall be specified in a notice given in accordance with this Section 10.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.3.

Section 10.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information disclosed in one section or subsection of the Company Disclosure Schedule shall be deemed to be included in each other section or subsection of such Company Disclosure Schedule to which the relevance of such information would be reasonably apparent on the face thereof without further inquiry. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. References to “$”, “dollar”, or “dollars” are to the lawful currency of the United States. References to “ordinary course of business,” when used with respect to a party’s business, means the ordinary course of such party’s business, consistent with past practice, including with respect to frequency and amount.

Section 10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any Person or any of their respective successors and permitted assigns, other than the parties hereto, any rights, benefits, remedies, obligations or liabilities hereunder or to otherwise create any third-party beneficiary hereto, except for, from and after the Effective Time, as provided in this Section 10.6 and in Section 7.6

(which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees) and in Section 7.14 (which is intended for the benefit of the Financing Indemnitees); provided, that each of the Financing Sources shall be express third party beneficiaries of the first proviso in Section 10.1(Amendment and Modification), Section 10.8(b) (Governing Law), Section 10.9(b) (Jurisdiction), Section 10.11(b) (Specific Performance; Remedies), Section 10.16 (Waiver of Jury Trial) and this proviso in this Section 10.6, each of such Sections shall expressly inure to the benefit of the Financing Sources and each of the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 10.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.8 Governing Law.

(a) This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Notwithstanding anything to the contrary contained herein, any and all claims or causes of action (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to the Debt Financing (including any claim, controversy or dispute against or involving any Financing Source, including their respective successors and permitted assigns) shall be governed by and construed in accordance with the laws of the State of New York (except as otherwise provided in the Debt Commitment Letter), without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that any proceeding with respect to the Debt Financing, any Financing Source or the Debt Commitment Letter involving (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent and/or Sub have the right to terminate its obligations under this Agreement or decline to consummate the Offer and the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.9 Jurisdiction.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

(b) Notwithstanding anything herein to the contrary, each of the parties agrees that it will not bring or support any proceeding involving the Financing Sources or their respective Affiliates and representatives in any way relating to this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof), including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the definitive documentation for the Debt Financing (and the termination hereof and thereof) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), County of New York, Borough of Manhattan.

Section 10.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.9 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.11 Specific Performance; Remedies.

(a) The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Offer and the Merger, will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof, and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Offer and the Merger), this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

(b) Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent or Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following the Closing and the consummation of the Debt Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries (after giving effect to the Merger) under the Debt Commitment Letter.

Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent and/or Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company; provided that Parent and/or Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 10.12 shall be null and void.

Section 10.13 Expenses. Subject to Section 9.2(c), all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer, the Merger or any of the other transactions contemplated hereby is consummated.

Section 10.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.16 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE DEBT FINANCING AND ANY RELATED COMMITMENT LETTER OR FEE LETTERS RELATED THERETO) OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

QLOGIC CORPORATION

By:	/s/ Jean Hu
	Name:	Jean Hu
	Title:	Acting Chief Executive Officer, Senior Vice President and Chief Financial Officer

CAVIUM, INC.

By	/s/ Syed B. Ali
	Name:	Syed B. Ali
	Title:	President and Chief Executive Officer

QUASAR ACQUISITION CORP.

By:	/s/ Vincent P. Pangrazio
	Name:	Vincent P. Pangrazio
	Title:	President

INDEX OF DEFINED TERMS

Section

401(k) Plan	Section 7.4(e)
Acceptance Time	Section 2.1(f)
Acquisition Agreement	Section 7.3(d)
Acquisition Proposal	Section 1.1
Action	Section 1.1
Additional Offer Period	Section 2.1(d)(ii)
Affiliate	Section 1.1
Agreement	Preamble
Alternative Debt Financing	Section 7.13(c)
Antitrust Laws	Section 7.7(a)
Benefit Plans	Section 1.1
Board Recommendation	Section 5.22
Book Entry Shares	Section 1.1
Business Day	Section 1.1
Cash Consideration	Recitals
Certificate of Merger	Section 3.2
Certificates	Section 4.1(a)
Change of Recommendation	Section 7.3(d)
Cleanup	Section 1.1
Closing	Section 3.3
Closing Date	Section 3.3
Code	Section 1.1
Company	Preamble
Company Arrangements	Section 5.9(g)
Company Balance Sheet	Section 5.6
Company Balance Sheet Date	Section 1.1
Company Common Stock	Section 1.1
Company Compensation Committee	Section 5.9(g)
Company Credit Agreement	Section 1.1
Company Disclosure Schedule	Section 1.1
Company Equity Plan	Section 1.1
Company Financial Advisor	Section 5.20
Company Financial Statements	Section 5.5(b)
Company Material Adverse Effect	Section 1.1
Company Performance Restricted Stock Unit	Section 1.1
Company Preferred Stock	Section 1.1
Company Products	Section 1.1
Company Real Property	Section 5.14(b)
Company Related Party	Section 1.1
Company Restricted Stock Unit	Section 1.1
Company SEC Reports	Section 5.5(a)

Company Stock Option	Section 1.1
Confidentiality Agreement	Section 1.1
Consideration Fund	Section 4.2(a)
Contract	Section 1.1
Converted Parent Option	Section 4.4(a)
Converted PRSUs	Section 4.4(f)
Converted RSUs	Section 4.4(d)
Covered Securityholders	Section 5.9(g)
D&O Indemnitee	Section 7.6(a)
D&O Insurance	Section 7.6(b)
Debt Commitment Letter	Section 6.12
Debt Financing	Section 6.12
Debt Financing Agreements	Section 7.13(b)
DGCL	Section 1.1
Disclosure Document	Section 1.1
Dissenting Shares	Section 4.3
Effective Time	Section 3.2
Employee Representative Body	Section 5.16(a)
Employees	73
Environmental Claim	Section 1.1
Environmental Laws	Section 1.1
Equity Conversion Ratio	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
ESPP	Section 1.1
Exchange Act	Section 1.1
Exchange Ratio	Recitals
Expiration Date	Section 2.1(c)
FCPA	Section 1.1
Financing Cooperation Indemnity	Section 7.14(b)
Financing Indemnitees	Section 7.14(b)
Financing Information	Section 1.1
Financing Sources	Section 1.1
Foreign Antitrust Approvals	Section 7.7(a)
Foreign Benefit Plan	Section 1.1
GAAP	Section 5.5(b)
Governmental Entity	Section 5.4
Hazardous Materials	Section 1.1
HSR Act	Section 1.1
Indemnified Parties	Section 7.6(a)
Intellectual Property	Section 1.1
IRS	Section 1.1
Knowing and Intentional Breach	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 5.14(b)

Marketing Period	Section 1.1
Material Company License-In Agreements	Section 5.12(b)
Material Company License-Out Agreements	Section 5.12(c)
Material Contract	Section 5.8(a)(xv)
Maximum Amount	Section 7.6(b)
Merger	Section 3.1, Recitals
Merger Consideration	Recitals
Minimum Condition	Section 2.1(b)
Nasdaq	Section 1.1
Nasdaq Rules	Section 1.1
New Debt Commitment Letter	Section 7.13(c)
New Purchase Date	Section 7.8
OFAC	Section 1.1
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Documents	Section 2.1(g)
Offering Period	Section 7.8
Off-the-Shelf Software	Section 1.1
Open Source Material	Section 1.1
Owned Intellectual Property	Section 5.12(a)
Owned Real Property	Section 5.14(a)
Parent	Preamble
Parent Common Stock	Section 1.1
Parent Financial Statements	Section 6.5(b)
Parent Material Adverse Effect	Section 1.1
Parent Measurement Price	Section 1.1
Parent Plans	Section 7.4(b)
Parent SEC Reports	Section 1.1
Parent Stock Exchange	Section 1.1
Partnership	Section 1.1
Paying and Exchange Agent	Section 4.2(a)
Permits	Section 5.17
Permitted Liens	Section 1.1
Person	Section 1.1
Preliminary Prospectus	Section 2.1(g)
Prime Rate	Section 1.1
Qualifying Transaction	Section 1.1
Real Property Lease	Section 5.14(b)
Registration Statement	Section 2.1(g)
Representatives	Section 7.2(a)
Sarbanes-Oxley Act	Section 5.5(d)
Schedule 14D-9	Section 2.2(b)
SEC	Section 1.1
Section 262	Section 4.3
Securities Act	Section 1.1
Service Provider	Section 1.1

Share Consideration	Recitals
Share Consideration Value	Section 1.1
Significant Customer	Section 5.19(a)
Significant Supplier	Section 5.19(b)
Solvent	Section 6.13
Standard Outbound License	Section 1.1
Sub	Preamble
Subsidiary	Section 1.1
Superior Proposal	Section 1.1
Surviving Corporation	Section 3.1
Tax Incentive	Section 5.13(l)
Tax Return	Section 1.1
Taxes	Section 1.1
Tender Offer Conditions	Section 2.1(b)
Termination Date	Section 9.1(b)(i)
Total Cash Consideration	Section 1.1
Total Cash Exercise Price	Section 1.1
Total Share Consideration	Section 1.1
Total Share Exercise Price	Section 1.1
U.S.	Section 1.1
Underwater Option	Section 1.1
United States	Section 1.1
Vested Option Consideration	Section 1.1
WARN Act	Section 5.16(g)

Annex A

Conditions to the Offer

Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement and in addition to (and not in limitation of) Sub’s right to extend or amend the Offer at any time pursuant to the terms of this Agreement, neither Parent nor Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of Company Common Stock tendered pursuant to the Offer if at the expiration of the Offer:

(i) the Minimum Condition is not satisfied;

(ii) any applicable waiting period (and any extensions thereof) applicable to the Offer and the Merger under the HSR Act shall not have expired or otherwise been terminated;

(iii) the Registration Statement shall not have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceedings for that purpose shall have been initiated or threatened in writing by the SEC;

(iv) the shares of Parent Common Stock issuable pursuant to the Offer and the Merger shall not be authorized for listing on Nasdaq, subject to official notice of issuance;

(v) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(a) a Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Offer or the Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws shall be disregarded for purposes of this clause (v)(a);

(b) a Company Material Adverse Effect shall have occurred and be continuing;

(c) any of the representations and warranties of the Company (I) set forth in Section 5.2 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (II) set forth in Section 5.1(a), Section 5.3, Section 5.20, Section 5.21, or Section 5.23 or Section 5.24 shall not be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (III) set forth in Section 5.7(i) shall be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (excluding, however, clause (b) of the definition of Company Material Adverse Effect for the purposes of this clause (III)), and (IV) set forth in this Agreement, other than those Sections specifically identified in clauses (I), (II) and (III) of this clause (d), shall not be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in the case of this clause (IV), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Company Material Adverse Effect;

(d) the Company shall have failed to comply with or perform in all material respects its obligations hereunder required to be performed at or prior to the Expiration Date;

(e) the Company shall not have furnished Parent with a certificate signed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that, to the knowledge of such officer, the conditions set forth in clauses (v)(c) and (v)(d) of this Annex A shall not have occurred; or

(f) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement.

The foregoing conditions are for the sole benefit of Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Sub or Parent in whole or in part at any time and from time to time in their sole discretion, provided, that the Minimum Condition may not be waived, in each case, subject to the terms of the Agreement and the rules and regulations of the SEC. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

The following schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. QLogic Corporation agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

•	The Company Disclosure Schedule